Exhibit 1.1

Execution Version

PURCHASE AGREEMENT

dated as of

August 30, 2011

by and among

DG FASTCHANNEL, INC.

LIMELIGHT NETWORKS, INC.

AND

LIMELIGHT NETWORKS GERMANY GMBH

4.26	Bank Accounts; Powers of Attorney	40
4.27	Solvency; Operations of Parent Seller	41
4.28	Related Party Transactions	41
4.29	Foreign Corrupt Practices	41
	Product and Service Warranties	41
4.31	Top Customer and Top Supplier Relations	42

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		42

5.1	Corporate Organization	42
5.2	Due Authorization and Authority	42
5.3	No Conflict	43
5.4	Governmental Authorities; Consents	43
5.5	Capability to Perform	43
5.6	Due Diligence	43
5.7	Brokers’ Fees	43

ARTICLE VI. COVENANTS OF SELLERS AND PURCHASER		44

6.1	Nonsolicitation; Noncompetition	44
6.2	Post-Closing Confidentiality	45
6.3	Employee Matters	46
6.4	Reconciliation of Current Assets and Current Liabilities	50
6.5	Further Assurances	51

ARTICLE VII. TAX MATTERS		51

7.1	Indemnification for Tax Obligations	51
7.2	Allocation of Straddle Period Taxes	52
7.3	Cooperation	52
7.4	Tax Returns	52
7.5	Transfer Taxes	53
7.6	Tax Contests	54
7.7	Tax Sharing Agreements	54
7.8	Tax Elections	54
7.9	Conflict	55

ARTICLE VIII. INDEMNIFICATION		55

8.1	Survival	55
8.2	Purchaser Indemnified Parties	55
8.3	Seller Indemnified Parties	56
8.4	Limitations on Indemnification Liability	56
8.5	Indemnification Sole and Exclusive Remedy	57
8.6	Claims and Procedures	57
8.7	Materiality Qualifiers	57
8.8	Tax Treatment	58
8.9	Release	58

ARTICLE IX. MISCELLANEOUS		58

9.1	Waiver	58
9.2	Notices	59
9.3	Assignment	60
9.4	Rights of Third Parties	60
9.5	Expenses	60
9.6	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	60
9.7	Captions; Counterparts	61
9.8	Construction	61
9.9	Entire Agreement	62
9.10	Amendments	62
9.11	Publicity	62
9.12	Severability	63
9.13	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	63
9.14	Specific Performance	63

Disclosure Schedules

Section 1.1	Permitted Liens
Section 2.4	Closing Date Estimates
Section 3.2(f)	Third Party Consents
Section 4.2	Subsidiaries
Section 4.4	No Conflicts
Section 4.5	Governmental Authorities; Consents
Section 4.6	Capitalization of the Target Companies
Section 4.7	Financial Statements
Section 4.8	Undisclosed Liabilities
Section 4.9	Litigation and Proceedings
Section 4.10	Legal Compliance
Section 4.11(a)	Material Contracts
Section 4.11(b)	Status of Contracts
Section 4.12(a)	Employee Benefit Plans
Section 4.12(g)	Acceleration or Creation of Rights
Section 4.13(b)	Employees
Section 4.13(c)	Employment and Severance Contracts
Section 4.14	Taxes
Section 4.15	Sufficiency of Assets
Section 4.16	Insurance
Section 4.17	Licenses, Permits and Authorizations
Section 4.18	Title to Assets
Section 4.19	Real Property
Section 4.20(a)	Registered Intellectual Property
Section 4.20(b)	Burdened Intellectual Property
Section 4.20(c)	IP License or Similar Agreements
Section 4.20(d)	Challenged Intellectual Property
Section 4.20(e)	Third Party Intellectual Property
Section 4.20(j)	Collected Personal Data
Section 4.20(m)	Software
Section 4.21	Environmental Matters
Section 4.22(a)	Absence of Changes
Section 4.22(b)	Ordinary Course of Business
Section 4.23	Indebtedness; Guarantees
Section 4.24	Affiliate Transactions
Section 4.25	Scheduled Broker Arrangements
Section 4.26(a)	Bank Accounts
Section 5.3	Purchaser No Conflicts
Section 5.4	Purchaser Governmental Authorities; Consents
Section 6.3	Employee Matters
Section 8.2	Purchaser Indemnified Parties

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 30, 2011, is entered into by and among DG FastChannel, Inc. (“Purchaser(s)”), a Delaware corporation (“Purchaser”), Limelight Networks, Inc., a Delaware corporation (“Parent Seller”), and Limelight Networks Germany GmbH, a German limited liability corporation (Gesellschaft mit beschränkter Haftung) (“Subsidiary Seller” and, together with Parent Seller, “Sellers”).

RECITALS

WHEREAS, Parent Seller is the owner of all of the outstanding limited liability company interests (the “US Target Units”) of EyeWonder LLC, a Delaware limited liability company (the “US Target”);

WHEREAS, Parent Seller is the owner of all of the outstanding equity interests of Subsidiary Seller, which, in turn, is the owner of all of the outstanding equity interests (the “German Target Units” and, together with the US Target Units, the “Units”) of chors GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “German Target”, and, together with the US Target, the “Target Companies”);

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Units, free and clear of all Liens other than Permitted Liens, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Purchaser and Sellers agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Pro Forma 2010 Financial Information” has the meaning specified in Section 4.7.

“Accrued Obligations” has the meaning specified in Section 6.3(i).

“Action” shall mean any action, order, writ, injunction, judgment or decree or any claim, suit, litigation, proceeding, dispute, arbitration, mediation, inquiry, audit, assessment or investigation, or any similar event, occurrence or proceeding.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  For purposes of this definition, the term “control” (including the terms “controls”, “controlled by” and “under common control with”)

means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

”Agreement” has the meaning specified in the Preamble hereto.

“Akamai Litigation” means all proceedings, including but not limited to all legal proceedings, litigation, mediation, arbitration or administrative proceedings, relating to or arising out of Case Nos. 06-CV-11109 and 06-CV-11585 filed by Akamai and MIT in the United States District Court for the District of Massachusetts (the “District Court”) or the patents at issue in Case Nos. 06-CV-11109 and 06-CV-11585 (U.S. Patent Nos. 6,108,703, 7,103,645 and 6,553,413) which include claims directed to Internet content delivery methods where an HTML page is served from a server in a content provider’s domain and objects embedded in that HTML page are served from the content servers of a Content Delivery Network (“CDN”) managed by a domain other than the content provider’s domain.  In the Akamai Litigation, a jury found on February 28, 2008 that the CDN service provided by Seller and its Affiliates infringed claims 19-24 and 34 of the U.S. Patent No. 6,108,703.  For the avoidance of doubt, “Akamai Litigation” shall include the appeals and cross-appeals pending on the date hereof before the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”), Appeal Nos. 2009-1372, -1380, -1416, -1417, and any and all proceedings that arise from or relate to the disposition of those appeals, including but not limited to additional appellate proceedings before the Federal Circuit or the United States Supreme Court, as well as any related proceedings before the District Court, together with any subsequent appeals.

“Allocation” has the meaning specified in Section 2.5.

“Assumed Current Assets” has the meaning specified in Section 6.4(a).

“Basket Amount” has the meaning specified in Section 8.4(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash” of a Person as of a particular date means the cash and cash equivalents of such Person calculated in accordance with GAAP and net of all outstanding checks and wire transfers.

“Claims” has the meaning specified in Section 8.9.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means a Parent Benefit Plan or Target Benefit Plan.

“Company Foreign Benefit Plan” has the meaning specified in Section 4.12(b).

“Competitive Business” has the meaning specified in Section 6.1(d).

“Contracts” means, with respect to any Person, any contracts, agreements, subcontracts, mortgages, leases, licenses, indentures, notes, bonds, loans, contracts for insurance policies, sales orders, purchase orders, or other legally binding agreements (including any document or instrument evidencing any indebtedness), whether written or oral, to which or by which such Person is legally bound.

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“COTS” means unmodified Software that is commercially and widely available on reasonable terms to the public generally with annual license, maintenance, support and other fees of less than $10,000 per copy, seat, CPU, or named user, or aggregate fees of less than $150,000 per year.

“Damages” means all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, Taxes, costs, injuries, settlements, liabilities and expenses (including consequential damages and reasonable legal, accounting, expert, consulting and investigative fees, costs and expenses) or diminution in value of any nature whatsoever.

“Delayed Transfer Employee” has the meaning specified in Section 6.3(b).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program practice, agreement (including individual agreements entered into with service providers), including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution, the protection of the environment, or the use, storage, treatment, handling, generation, release, disposal or transportation of, or exposure to, Hazardous Materials.

“Environmental Permits” means material licenses, approvals, consents, registrations and permits required under applicable Environmental Laws.

“Epidemic Failure” means, with respect to any particular IT Asset, such IT Asset has experienced multiple outages or defects over a twelve month period, the resolution of which has required the Target Companies or the Target Company Subsidiaries to incur material costs to successfully resolve the underlying cause of the outages and/or defects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.6.

“Extension Periods” has the meaning set forth in Section 6.4(c).

“EyeWonder Europe Claim” means all proceedings, including but not limited to all legal proceedings, litigation, mediation, arbitration or administrative proceedings, relating to or arising out of the Statement of Claim dated June 3, 2011 made by Claus Vincon, Heino Wilkes and Stefan Hahndorf pursuant to which the plaintiffs have made a claim for additional payments for the sale and transfer of their shares in EyeWonder GmbH to US Target.

“FCPA” has the meaning specified in Section 4.29.

“Financial Information” has the meaning specified in Section 4.7.

“Foreign Taxpayers” means the German Target and each of the Target Companies’ Subsidiaries that are created or organized under the laws of a jurisdiction other than the United States.

“GAAP” means United States generally accepted accounting principles (“GAAP”)

“General Survival Expiration Date” has the meaning given in Section 8.1(a).

“German Target” has the meaning specified in the Preamble hereto.

“German Target Notarial Deed” has the meaning specified in Section 3.2(c).

“German Target Units” has the meaning specified in the Preamble hereto.

“Government Contract” means any Contract (whether prime contract, subcontract, grant, subgrant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement) between a Person and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type descried in clauses (i) or (ii) above.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b)  federal, state, provincial, municipal, local, foreign or other government, (c) governmental or quasi-government authority, (d) regulatory or administrative agency, governmental commission, department, board, bureau, agency, state-owned or state-controlled instrumentality, court, tribunal, arbitrator or arbitral body of a foreign or other government, and (e) any international organization formed by states, governments or other international organizations, or any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288), or any multinational organization or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Order” means any ruling, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Governmental Authority.

“Guarantee” means (i) any guarantee of the payment or performance of any indebtedness or other obligation of any other Person, including letters of credit provided in respect of an obligation of another Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any Contract of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any indebtedness owed by such obligor, or (C) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Material” means any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“Indebtedness” of any Person as of any date means all (i) liabilities of such Person and its Subsidiaries for borrowed money, (ii) indebtedness of such Person and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (iii) obligations of such Person or any of its Subsidiaries for the deferred purchase price of goods or services (other than trade payables or accruals in the Ordinary Course of Business), (iv) obligations of such Person or any of its Subsidiaries under capital leases, (v) obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) deferred revenues to the extent already received in cash and the principal amount of any redeemable share capital (not being equity share capital) of any Subsidiary owed otherwise than by such Person or its Subsidiaries, (viii) break fees or other breakage costs in respect of any outstanding derivatives contract, including any interest rate or currency swap or hedge agreement, (ix) obligations of such Person or any of its Subsidiaries in the nature of Guarantees of the obligations described in clauses (i) through (viii) above of any other Person, or any obligation of another Person secured by a lien on the assets or property of such Person, (x) accrued interest, fees and other expenses, including prepayment penalties, premiums and other breakage fees, owed with respect to any of the obligations described in clauses (i) through (ix) above, in each case determined on a consolidated basis, and (xi) all Transaction Related Expenses of such Person.

“Indemnification Claim” has the meaning specified in Section 8.6.

“Indemnified Party” means a Person entitled to indemnification pursuant to ARTICLE VIII.

“Indemnifying Party” means a Person required to provide indemnification pursuant to ARTICLE VIII.

“Intellectual Property” means all domestic and foreign intellectual property rights including, but not limited to: (i) all patents, patent disclosures, and applications therefor (“Patents”); (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names (whether or not registered) together with all translations, adaptations, derivations and combinations thereof and the goodwill associated with all of the foregoing, and all applications and registrations in connection therewith (“Trademarks”); (iii) all copyrights (whether or not the underlying work of authorship is published), and all applications, registrations and renewals in connection therewith (“Copyrights”); (iv) all rights in confidential or proprietary information (including any trade secrets, confidential and proprietary source code, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals) (“Trade Secrets”).

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, and all associated documentation owned, licensed, leased, or otherwise used by the Company or its Subsidiaries (excluding any public networks).

“Law” means any federal, state, local, municipal or foreign constitution, treaty, statute, law, ordinance, code, rule, regulation of any Governmental Authority or any Governmental Order.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, attachment, encumbrance, security interest, ownership interest or claim of another Person or other lien of any kind.  For clarity, Intellectual Property licenses are not Liens.

“Litigation Survival Expiration Date” has the meaning given in Section 8.1(b).

“Material Adverse Effect” means when used with respect to any Person (a) where such Person is a party hereto, any material adverse effect on the ability of such Person to perform its obligations hereunder, or (b) a material adverse effect, event, circumstance, occurrence or development that, individually or in the aggregate, would be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole.

“Material Contract” has the meaning specified in Section 4.11(a).

“Multiemployer Plan” has the meaning specified in Section 4.12(h).

“NPE” has the meaning specified in Section 8.2.

“NPE Claim” has the meaning specified in Section 8.2.

“Ordinary Course of Business” means, with respect to a Person, actions that are in the ordinary course of the business of such Person and its Subsidiaries, as such business was conducted prior to the date hereof, consistent with past practices.

“Organizational Documents” shall mean, with respect to a Person, the articles of incorporation, articles of organization, certificate of organization or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement and other similar organizational documents, as amended to date, of an entity.

“Parent Business Employee” has the meaning specified in Section 6.3(a).

“Parent Benefit Plan” means an Employee Benefit Plan other than a Target Benefit Plan providing compensation or other benefits to any Target Business Employee (or to any dependent or fiduciary thereof) which is maintained, sponsored or contributed to by Parent Seller or any of its Subsidiaries or ERISA Affiliates.

“Parent Employment Liabilities” has the meaning specified in Section 6.3(c).

“Parent Foreign Benefit Plan” has the meaning specified in Section 4.12(b).

“Parent Health Plan” has the meaning specified in Section 6.3(e).

“Parent Seller” has the meaning specified in the Preamble hereto.

“Parent Seller Common Stock” has the meaning specified in Section 4.24.

“Patents” has the meaning specified in the definition of “Intellectual Property.”

“Permits” has the meaning specified in Section 4.17.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens imposed by statute with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) statutory Liens for Taxes not yet delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings, for which adequate reserves have been established in accordance with GAAP and which are set forth in Section 4.14 of the Sellers Disclosure Schedule, (iii) Liens that are set forth in Section 1.1 of the Sellers Disclosure Schedule, (iv) Liens arising through or under any landlords of leased real property, and (v) easements, restrictions and other title encumbrances that do not materially interfere with the use of the property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, (b) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended, (c) any information which would qualify as “customer proprietary network information” under Section 222 of the

Telecommunications Act of 1996 or (d) any other piece of information that allows the identification of such natural person.

”Pre-Closing Current Assets” shall have the meaning set forth in Section 6.4(a).

“Pre-Closing Cash Balances” shall have the meaning set forth in Section 6.4(a).

“Pre-Closing Current Liabilities” shall have the meaning set forth in Section 6.4(a).

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Prepaid Assets and Deposits” shall have the meaning set forth in Section 6.4(a).

“Pre-Closing Receivables” shall have the meaning set forth in Section 6.4(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pro Forma Interim Financial Information” has the meaning specified in Section 4.7.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Cafeteria Plan” has the meaning specified in Section 6.3(h).

“Purchaser Confidential Information” has the meaning specified in Section 6.2(a).

“Purchaser Disclosure Schedule” has the meaning specified in ARTICLE V.

“Purchaser Employment Liabilities” has the meaning specified Section 6.3(c).

“Purchaser Indemnified Parties” has the meaning specified in Section 8.2.

“Purchaser Notarial Deed” has the meaning specified in Section 3.3(a)(iii).

“Receivables Collections Period” has the meaning specified in Section 6.4(b).

“Records” means all books, files, documents and records owned by or in the control, custody or possession of Sellers or their Affiliates and relating to, or used or held for use in connection with, the business of the Target Companies or any of their Subsidiaries (in whatever format they exist, whether in hard copy or electronic format), including customer lists, historical customer files, invoices, ledgers, accounting records, business plans, credit records of customers, and marketing materials, but excluding corporate books and records, board minutes and organizational documents of Sellers or any Subsidiary of Sellers that is not a Target Company or a Subsidiary of a Target Company.

”Related Persons” has the meaning specified in Section 8.8.

“Releasee” has the meaning specified in Section 8.8.

“Scheduled Brokers Arrangements” has the meaning specified in Section 4.25.

“Self-Help Code” means any back door, time bomb, drop dead device or other software routine designed to disable a computer program or application automatically with the passage of time or under the positive control of a Person other than the user of the program or application.

“Seller Cafeteria Plan” has the meaning specified in Section 6.3(h).

“Seller Confidential Information” has the meaning specified in Section 6.2(b).

“Seller Indemnified Parties” has the meaning specified in Section 8.3.

“Sellers” has the meaning specified in the Preamble hereto.

“Sellers Disclosure Schedule” has the meaning specified in ARTICLE IV.

“Sellers Tax Contest Claim” has the meaning specified in Section 7.6.

“Severance Agreements” has the meaning specified in Section 4.13(c).

“Software” means (i) software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Space Sharing Agreements” means those certain Space Sharing Agreements dated as of the date hereof, by and between U.S. Target and Parent Seller.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Sub Basket Amount” has the meaning set forth in Section 8.4(b).

“Subsidiary” means with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interest is owned, directly or indirectly, by such Person.

“Subsidiary Securities” has the meaning given in Section 4.2(d).

“Subsidiary Seller” has the meaning specified in the Preamble hereto.

“Target Benefit Plan” has the meaning specified in Section 4.12(a).

“Target Business” means the business operations of the US Target, the US Target Subsidiaries and the German Target as conducted as of the Closing Date, including the production of Target Company Products.

“Target Business Employee” means (i) any current or former employee of any of the Target Companies or any of their Subsidiaries, or (ii) any current or former employee or other service provider of Parent Seller or any of its Subsidiaries that engaged primarily in providing services to or with respect to the Target Business.

“Target Companies” has the meaning specified in the recitals hereto.

“Target Company Privacy Policies” has the meaning specified in Section 4.20(j).

“Target Company Products” means the products and services of the Target Companies and any Target Company Subsidiary currently available or in production.

“Target Company Registered IP” has the meaning specified in Section 4.20(a).

“Target Foreign Benefit Plan” has the meaning specified in Section 4.12(a).

“Tax” means (i) all federal, state, local, provincial, territorial or other foreign net or gross income, gross receipts, capital, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, estimated, and other tax, charge, fee, impost, levy, duty and other assessment of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not,  and (ii) any liability for the payment of any amounts of the type described in (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract, assumption, transferee liability, operation of law, or otherwise.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Contest Claim” has the meaning specified in Section 7.6.

“Tax Incentive” has the meaning specified in Section 4.14(u).

“Tax Return” means any return, declaration, report, claim for refund, information return or other similar document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax.

“Taxpayer” has the meaning specified in Section 4.14(a).

“Technology” means the IT Assets, any other inventions that are not claimed in any Patents, all works of authorship that are not the subject of Copyright and all website content; and all other electronic data, databases and data collections.

“Top Customers” means the twenty (20) largest customers of the Target Companies and their Subsidiaries in terms of annual revenues during the Company’s fiscal year ended December 31, 2010.

“Top Suppliers” means the top twenty (20) suppliers of the Target Companies and their Subsidiaries in terms of amounts paid to such suppliers during the fiscal year ended December 31, 2010.  For clarity, Top Suppliers shall not include independent contractors acting as service providers to the Target Companies or any party to which payments are made under real property leases.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Costs” has the meaning specified in Section 2.6.

“Transaction Escrow Amount” means $5,000,000.

“Transaction Escrow Fund” has the meaning specified in Section 2.6.

“Transaction Related Expenses” of any Person means any expenses incurred by such Person or any of its Subsidiaries, or by any holder of equity securities of such Person or other shares in the capital stock of such Person or Affiliates of such holders to the extent that such Person or its Subsidiaries is liable therefor, in connection with the transactions contemplated by this Agreement, including (i) the fees and disbursements of counsel to such Person or their independent accountants, financial advisors or other advisors in connection with the transactions contemplated hereby to the extent payable by such Person or its Subsidiaries, (ii) any expenses incurred by such Person or its Subsidiaries in connection with the transactions contemplated hereby or for which any of them may have any liability, including expenses allocated to such Person under this Agreement, and (iii) any payment, including any stay-bonus, transaction completion bonus, retention or similar payment, made or required to be made to any officer, director or employee of such Person or its Subsidiaries as a result of the transactions contemplated hereby.

“Transaction Statement” has the meaning specified in Section 2.6.

“Transfer Date” has the meaning specified in Section 6.3(a).

“Transfer Taxes” has the meaning specified in Section 7.4.

“Transferred Employee” has the meaning specified in Section 6.3(b).

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof, by and between Purchaser, the Target Companies and Parent Seller.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

“Ukrainian Employees” has the meaning specified in Section 6.3(l).

“Unauthorized Code” means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data.

“Units” has the meaning specified in the Preamble hereto.

“US Target” has the meaning specified in the Preamble hereto.

“US Target Agreement and Plan of Merger” means the Agreement and Plan of Merger made and entered into as of December 21, 2009 by and among Parent Seller, Elvis Merger Sub One Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent Seller, Elvis Merger Sub Two LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent Seller, EyeWonder, Inc., a Delaware corporation (the “Company”), John Vincent, as stockholder representative and Deutsche Bank National Trust, as Escrow Agent.

“US Target Units” has the meaning specified in the Preamble hereto.

As used herein, the phrase “to the knowledge” of Sellers shall mean the actual knowledge, after due and reasonable inquiry, of John Vincent, Jeff Lunsford, Doug Lindroth, Phil Maynard, Ray Rauch, James Todd, Lewis Moorehead, Kate Garcia, Dion Messer and Rob Perdue.

ARTICLE II.
PURCHASE AND SALE OF SHARES

2.1                                 Purchase and Sale of Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)                                  Parent Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Parent Seller the US Target Units, free and clear of all Liens other than Permitted Liens; and

(b)                                 Parent Seller shall cause Subsidiary Seller to, and Subsidiary Seller shall, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Subsidiary Seller the German Target Units, free and clear of all Liens other than Permitted Liens.

2.2                                 Payment for Units.  The price to be paid for the Units shall be equal to Sixty-Six Million Dollars ($66,000,000) (the “Purchase Price”).

2.3                                 Payment on the Closing Date.  At the Closing, Purchaser shall pay to Parent Seller and Subsidiary Seller, by wire transfer of immediately available federal funds in accordance with wire instructions provided to Purchaser by Parent Seller prior to the date of the Closing (the “Closing Date”), an amount equal to Purchase Price minus the Transaction Escrow Amount.

2.4                                 Withholding.  Notwithstanding any other provision to this Agreement, Purchaser shall be entitled to deduct and withhold from any payment payable under this Agreement such amounts as Purchaser is required to deduct and withhold under the Code or any provision of state, local, provincial, territorial or foreign tax law with respect to such payment.  To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Purchaser shall disburse such withheld amounts to the applicable Taxing Authority.

2.5                                 Allocation of Purchase Price.  Purchaser shall prepare an allocation of the Purchase Price for the Units among the assets of the US Target and the German Target including the equity interests of the Subsidiaries of US Target and including those assets held by such Subsidiaries with respect to which a Section 338 election is made, and the covenants set forth in Section 6.1 (the “Allocation”), and provide it to Parent Seller within at least one hundred twenty (120) days after Closing for review.  The Allocation shall be based on the fair market values of the assets, as determined by an independent third party valuation expert selected by Purchaser.  Parent Seller shall have the right to provide such expert with such information as it deems relevant for the Allocation.  The determination of the fair market value of the assets by such expert shall be final and binding upon Purchaser and Parent Seller, provided, that in no event shall the valuation of the German Target Units be an amount greater than Six Million Dollars ($6,000,000).

2.6                                 Transaction Escrow Amount.  On the Closing Date, Purchaser shall deliver the Transaction Escrow Amount to an escrow account established by Purchaser in Purchaser’s name (which may be pledged as collateral under a credit facility of Purchaser) (the “Escrow Account”) by wire or intra-bank transfer of immediately available federal funds, which Transaction Escrow Amount shall be applied by Purchaser and the Target Companies on and after the Closing Date to pay or be reimbursed for any and all fees, costs and expenses relating to contract breakage fees with vendors and customers of the Target Companies and their Subsidiaries, incremental rent increases on new space that is leased to replace the locations covered by the Space Sharing Agreement, license fees, royalties, severance benefits, vacation and retention costs incurred in respect of the Target Business Employees, costs of replacing forfeited Parent Seller options with Purchaser options based on a Black-Scholes model and other consulting, customer, employee and vendor transition costs (the “Transaction Costs”).  The Transaction Escrow Amount, together with any interest earned thereon, shall be referred to as the “Transaction Escrow Fund.”  The Transaction Escrow Fund shall be distributed in accordance with the terms of this

Agreement.  All interest and earnings on the Transaction Escrow Fund shall be allocated to Purchaser.  Within five (5) Business Days following the anniversary of the Closing Date, Purchaser shall deliver to Parent Seller a statement setting forth in reasonable detail the Transaction Costs certified as materially true and correct by the Chief Financial Officer of Purchaser (the “Transaction Statement”). Within ten (10) Business Days of delivery of the Transaction Statement, (i) the remaining balance, if any, of the Transaction Escrow Amount shall be delivered to Parent Seller from the Escrow Account and (ii) the balance of the Transaction Escrow Fund (which amount shall be the interest remaining in the account following delivery of the balance of the Transaction Escrow Account to Parent Seller) shall be delivered to Purchaser.

ARTICLE III.
CLOSING

3.1                                 Closing.  The consummation of the purchase and sale of the Units and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 a.m. EDT on September 1, 2011 (the “Closing Date”).

3.2                                 Seller’s Closing Deliveries.  At the Closing, Sellers shall deliver (or cause to be delivered) to Purchaser all of the following:

(a)                                  certificates, signed by a duly authorized officer of each of the Parent Seller and the Subsidiary Seller, certifying that (i) each of the representations and warranties of the Parent Seller and the Subsidiary Seller contained in Article IV of this Agreement is true and correct at and as of the Closing Date, except for representations and warranties that relate to a specified date other than the Closing Date, which are true and correct as of such date; and (ii) each of Parent Seller and the Subsidiary Seller has performed and satisfied all agreements and covenants required by the Agreement to be performed by it prior to or on the Closing Date.

(b)                                 certificates, if applicable, representing all of the US Target Units, endorsed in blank or accompanied by stock powers duly executed in blank and requisite tax stamps (in either case with signatures guaranteed), in proper form for transfer, together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Purchaser good and marketable right, title and interest in and to all of the US Target Units free of any and all Liens other than Permitted Liens, and certificates, if applicable, representing all of the outstanding shares of capital stock or other outstanding equity interests of each of the US Target Subsidiaries;

(c)                                   a notarial deed for the transfer of the German Target Units (the “German Target Notarial Deed”), signed by the German Target and duly notarized by an authorized German notary, and certificates, if applicable, representing all of the German Target Units, endorsed in blank or accompanied by stock powers duly executed in blank and requisite tax stamps (in either case with signatures guaranteed), in proper form for transfer, together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Purchaser good and marketable right, title and interest in and to all of the German Target Units free of any and all Liens other than Permitted Liens, provided, that if the German Target is unable to obtain the German Target Notarial Deed on the Closing Date, Sellers shall cause the Notarial Deed to be delivered to Purchaser as soon as practicable following the Closing Date;

(d)                                 the Transition Services Agreement, duly executed by the Seller parties thereto;

(e)                                  the Space Sharing Agreements, duly executed by the Parent Seller and US Target;

(f)                                    a properly executed affidavit from Parent Seller prepared in accordance with Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2(b) certifying that Parent Seller is not a “foreign person” as such term is defined in Section 1445 of the Code and the Treasury Regulations thereunder;

(g)                                 the written resignations of the officers and directors of each of the Target Companies and their Subsidiaries, to the extent such officers and directors will not remain employed by the Target Companies and their Subsidiaries or the Purchaser following the Closing Date;

(h)                                 evidence reasonably satisfactory to Purchaser that the third party consents, waivers, approvals or authorizations set forth in Schedule 3.2(g) have been obtained;

(i)                                     evidence reasonably satisfactory to Purchaser that Parent Seller has terminated or caused to be terminated the Contracts and transactions required to be disclosed pursuant to Sections 4.12(a) and 4.24 (and requested by Purchaser to be terminated) without any further liability to the Target Companies and their Subsidiaries, including all intercompany Indebtedness, and has caused such other parties thereto to release any and all claims against the Target Companies and their Subsidiaries with respect to such Contracts or transactions;

(j)                                     to the extent applicable, one or more “payoff letters,” in customary form, with respect to all outstanding Indebtedness of the Target Companies and their Subsidiaries of the type described in clauses (i) and (ii) of the definition of Indebtedness and all related agreements, documents or instruments, setting forth, in the aggregate, all amounts necessary to be paid in order to pay off finally and in full all of such Indebtedness at the Closing and containing the irrevocable and unconditional agreement of the agents under each related agreement, on behalf of the lenders, that, upon such payment, (i) such Indebtedness will be extinguished, discharged and finally paid in full and all Liens securing or relating thereto will be released and extinguished and (ii) such agents shall execute and deliver to Purchaser such instruments as may be necessary to record and/or discharge the release and extinguishment of such Liens; and

(k)                                  any other documents as Purchaser may reasonably request.

3.3                                 Purchaser’s Closing Deliveries.  At the Closing, Purchaser shall deliver (or cause to be delivered)

(a)                                                                                  to Parent Seller the following:

(i)                                     a certificates, signed by a duly authorized officer of Purchaser, certifying that (i) each of the representations and warranties of Purchaser contained in Article V of this Agreement is true and correct at and as of the Closing Date, except for representations and warranties that relate to a specified date other than the Closing Date, which are true and correct as of such date; and (ii) Purchaser has performed and satisfied all agreements and covenants required by the Agreement to be performed by it prior to or on the Closing Date.

(ii)                               the Purchase Price minus the Transaction Escrow Amount;

(iii)                            a notarial deed for the transfer of the German Target Units (the “Purchaser Notarial Deed”), signed by Purchaser and duly notarized by an authorized German notary provided, that if Purchaser is unable to obtain the Purchaser Notarial Deed on the Closing Date, Purchaser shall cause the Purchaser Notarial Deed to be delivered to Parent Seller as soon as practicable following the Closing Date; and

(iv)                              the Transition Services Agreement, duly executed by Purchaser.

(b)                                 to the Escrow Account, the Transaction Escrow Amount.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by Sellers to Purchaser simultaneously with the execution of this Agreement (the “Sellers Disclosure Schedule”) (which Seller Disclosure Schedule identifies items of disclosure by reference to a particular Section or Subsection of this Agreement or such items of disclosure are disclosed in such a way as to make its relevance to any other Section or Subsection reasonably apparent), Sellers jointly and severally represent and warrant to Purchaser as follows:

4.1                                 Organization.

(a)                                  Each of Parent Seller, Subsidiary Seller, the US Target and the German Target has been duly formed or incorporated and is validly existing as a corporation or a limited liability company, as applicable, in good standing under the Laws of the jurisdiction of its organization.  The copies of the Organizational Documents of Sellers and the Target Companies previously made available by Parent Seller to Purchaser are true, correct and complete.  Each of the Target Companies has the requisite corporate or limited liability company, as applicable, power and authority to own or lease all of its properties and assets and to carry on the Target Business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the ownership of its property or the character of its activities with respect to or in connection with the Target Business require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  To the knowledge of Sellers, no other jurisdiction has demanded, requested or otherwise indicated that either of the Target Companies is required so to qualify on account of the ownership, leasing or operation of its assets and properties with respect to or in connection with the Target Business, or the conduct of the Target Business, except where the failure to qualify would not have a Material Adverse Effect.  There is no pending or threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of either of the Target Companies.

4.2                                 Subsidiaries.

(a)                                  A complete and accurate list of the name, jurisdiction of organization, issued and outstanding equity interests and the holders thereof of each Subsidiary of the Target Companies is set forth in Section 4.2 of the Sellers Disclosure Schedule, and no other Person has any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the US Target. The US Target owns one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries (either directly or indirectly) and no other Person has any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the US Target.  Neither of the Target Companies owns, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person other than the Subsidiaries set forth in Section 4.2 of the Sellers Disclosure Schedule.

(b)                                 Each of the Target Companies’ Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Target Companies’ Subsidiaries has the corporate power and authority to own its respective properties and to carry on its respective business as currently conducted. Each of the Target Companies’ Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, lease or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Target Companies’ Subsidiaries has delivered a true and correct copy of its Certificate of Incorporation, as amended to date, and Bylaws, as amended to date, or any other equivalent charter governing documents, as amended to date, each in full force and effect on the date hereof, to Purchaser. The board of directors of any of the Target Companies’ Subsidiaries has not approved or proposed any amendment to any of the Target Companies’ Subsidiaries’ Certificate of Incorporation, Bylaws or any other applicable charter governing documents from those made available to Purchaser.

(c)                                  All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the US Target (i) are duly authorized, validly issued, fully paid, and non-assessable and are not subject to preemptive rights created by statute, any Subsidiary’s certificate of incorporation, bylaws or any other applicable charter governing documents, or any Contract to which any of the US Target’s Subsidiaries is a party or by which it is bound, and (ii) are owned, directly or indirectly, by Sellers, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by Purchaser of such

Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d)                                 There are no outstanding (i) securities of Parent Seller or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any of the US Target’s Subsidiaries, (ii) options, warrants, rights or other commitments or Contracts to acquire from Parent Seller or any of its Subsidiaries, or that obligate Parent Seller or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any of the US Target’s Subsidiaries, (iii) obligations of Parent Seller to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.3                                 Due Authorization and Authority.  Each of Parent Seller and Subsidiary Seller has all requisite limited liability company or limited liability corporation power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of each of Parent Seller and Subsidiary Seller, and no other limited liability company or limited liability corporation, as applicable, proceeding on the part of Sellers, a Target Company, any Subsidiary of a Target Company or any of their respective boards of directors or equity interest holders is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by each of Parent Seller and Subsidiary Seller and constitutes a legal, valid and binding obligation of each of Parent Seller and Subsidiary Seller, enforceable against each of Parent Seller and Subsidiary Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.4                                 No Conflict.  Except as set forth in Section 4.4 of the Sellers Disclosure Schedule, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 of the Sellers Disclosure Schedule, the execution and delivery of this Agreement by each of Parent Seller and Subsidiary Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of or default by any of Parent Seller, Subsidiary Seller, the Target Companies or any of their Subsidiaries under, or require any filing, registration or qualification under, any applicable Law (including any United States federal or state securities Laws or equivalent Laws of any foreign jurisdiction), (b) violate any provision of, or result in the breach of or default under, the organizational documents of any of Parent Seller, Subsidiary Seller, the Target Companies or any of their Subsidiaries, (c) require that any consent under, or waiver of, any provision of the organizational documents of Parent Seller, Subsidiary Seller, the Target Companies or any of their Subsidiaries be obtained, (d) violate any Material Contract, or terminate or result in the termination of any Material Contract, (e) result in the creation of any Lien upon the Units or any of the properties or assets of the Target Companies or any of their Subsidiaries other than Permitted Liens, (f) result in the acceleration of the time for performance of any obligation under any Material Contract, (g) require that any consent or waiver under any Material Contract be obtained, (h) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien other than Permitted Liens or (i) result in a violation or revocation of any license, permit or approval from any Governmental Authority.

4.5                                 Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, waiver, exemption or clearance from, or notice to, or designation, declaration, registration or filing with, any Governmental Authority or other Person is required on the part of Parent Seller, Subsidiary Seller, the Target Companies or any of their Subsidiaries with respect to any such party’s authorization, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed in Section 4.5 of the Sellers Disclosure Schedule.

4.6                                 Capitalization of the Target Companies.

(a)                                  Section 4.6 of the Sellers Disclosure Schedule sets forth a true, correct and complete list of the issued and outstanding German Target Units and US Target Units.  The German Target has a share capital of €25,000 which is fully paid up. It is divided in two shares of a nominal value of €12,500 each.  The German Target is under no obligation to issue further shares or to convert liabilities into shares.  All of the issued and outstanding German Target Units and US Target Units are (i) duly authorized and validly issued and fully paid and nonassessable, (ii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction of organization of the applicable Target Company, the Organizational Documents of the applicable Target Company, or any Contract to which Parent Seller, German Seller or the applicable Target Company is a party or otherwise bound, and (iii) offered, sold and issued in compliance with applicable Law, including United States federal and state securities Laws or equivalent Laws of any applicable foreign jurisdictions, and all requirements set forth in applicable Contracts governing the issuance of the German Target Units or the US Target Units.

(b)                                 Except as set forth in Section 4.6 of the Sellers Disclosure Schedule, neither of the Target Companies has (i) any Units reserved for issuance, or (ii) any outstanding or authorized options, warrants, other rights relating to its Units or any outstanding or authorized securities or obligations convertible into, related to or exchangeable or exercisable for, or giving any Person any right to vote or any right to subscribe for or acquire from it, any Units.  Except as set forth in Section 4.6 of the Sellers Disclosure Schedule, there are no outstanding obligations of Parent Seller, Subsidiary Seller, the Target Companies or any of their Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of either Target Company.  Except as set forth in Section 4.6 of the Sellers Disclosure, none of Parent Seller, Subsidiary Seller or either Target Company is a party to any voting trust, voting agreement or shareholder agreement with respect to the shares of capital stock or equity interests in either of the Target Companies.  Parent Seller owns all of the US Target Units and all of the equity interests of Subsidiary Seller free and clear of all Liens, Subsidiary Seller owns all of the German Target free and clear of all Liens other than Permitted Liens and free and clear of any obligations or liabilities in respect of earn outs, contingent consideration or otherwise that may be owing or arise with respect to any prior owner or investor in the Target Companies or their respective Subsidiaries and, at the Closing, Parent Seller shall sell to Purchaser good and marketable title to the US Target Units, free and clear of all Liens other than Permitted Liens and Subsidiary Seller shall sell to Purchaser good and marketable title to the German Target free and clear of all Liens other than Permitted Liens.

4.7                                 Financial Statements.  Attached as Section 4.7 of the Sellers Disclosure Schedule are true, correct and complete copies of (a) the unaudited pro forma combined balance sheet and pro forma combined statement of income of the Target Companies and their respective Subsidiaries as of and for the twelve-month period ended December 31, 2010 (the “2010 Pro Forma Financial Information “), and (b) an unaudited pro forma combined balance sheet and pro forma combined statement of income of the Target Companies and their respective Subsidiaries as of and for the six-month period ended June 30, 2011 (the “Pro Forma Interim Financial Information” and, together with the 2010 Financial Information, the “Financial Information”).  Except as set forth in Section 4.7 of the Sellers Disclosure Schedule, the Financial Information is true and correct, was prepared in accordance with GAAP, consistently applied throughout the periods specified therein and present fairly, in all material respects, the pro forma combined financial position and results of operations of the Target Companies and their Subsidiaries as of the dates and for the periods indicated in such Financial Information (except in the case of the 2010 Pro Forma Financial Information for the absence of the statement of cash flows and footnotes and other presentation items and except in the case of the Pro Forma Interim Financial Information for the absence of the statement of cash flows, footnotes and other presentation items and for normal, year-end adjustments which are not material individually or in the aggregate).  The Financial Information is consistent with the books and records of the Target Companies and their Subsidiaries (which, in turn are accurate and complete in all material respects).  The financial and accounting records of the Target Companies and their Subsidiaries, as furnished to Purchaser, are accurate and complete in all material respects.

4.8                                 Undisclosed Liabilities.  None of the Target Companies and none of their Subsidiaries has any material liability or material obligation (whether absolute, accrued, contingent, unliquidated, determined, determinable or otherwise, whether known or unknown and whether due or to become due and regardless of when or by whom asserted) of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved for on the Financial Information, (ii) that have arisen in the Ordinary Course of Business, consistent with past practice, since the date of the most recent balance sheet included in the Pro Forma Interim Financial Information and that is not the result of a breach of contract, breach of warranty, tort, infringement, violation of Law, claim or Action, (iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and each other agreement, document and instrument to be executed in accordance herewith or (iv) disclosed in Section 4.8 of the Sellers Disclosure Schedule.

4.9                                 Litigation and Proceedings.  Except as set forth in Section 4.9 of the Sellers Disclosure Schedule, to the knowledge of Sellers, there are no (a) material Actions at Law or in equity pending, or to the knowledge of Sellers, threatened by or against the Target Companies or any of their Subsidiaries or (b) to the knowledge of Sellers, any material investigations by a Governmental Authority pending or threatened with respect to the Target Companies or any of their Subsidiaries.  Except as set forth in Section 4.9 of the Sellers Disclosure Schedule, since May 1, 2010, neither the Target Companies nor any of their Subsidiaries have settled, or agreed to settle, any material Actions requiring payments by a Target Company or any Subsidiary of a Target Company in the aggregate equal to or greater than $100,000.  Except as set forth in Section 4.9 of the Sellers Disclosure Schedule, there is no, and since January 1, 2010 there, has not been any, material Governmental Order of any Governmental Authority or material order of an arbitrator outstanding against the Target Companies or any of their Subsidiaries, or against any assets of the Target Companies or any of their Subsidiaries.

4.10                           Legal Compliance.  Except as set forth in Section 4.10 of the Sellers Disclosure Schedule and except for non-compliance that is not reasonably likely to result in a Material Adverse Effect, the Target Companies and their Subsidiaries are, and at all times since January 1, 2010 (and, to Sellers’ knowledge, at all times during the past five (5) years) have been, in compliance in all material respects with all material applicable Laws and Governmental Orders.  Except as set forth in Section 4.10 of the Sellers Disclosure Schedule, since January 1, 2010 (and, to Sellers’ knowledge, during the past five (5) years), neither of the Target Companies none of their Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any material violations of Laws or Permits that has not been discharged or corrected in all material respects, and to the knowledge of Sellers, no charge, claim, assertion or action of any material violation of any Law or Permit by the Target Companies or any of their Subsidiaries is currently threatened against the Target Companies or any of their Subsidiaries.  Seller has received no written notice of any material Governmental Order or order of an arbitrator issued specifically with respect to the Target Companies or any of their Subsidiaries or the Target Business that is currently outstanding or binding upon the Target Companies, any of their Subsidiaries or any of their respective properties.  None of the Target Companies or any of their Subsidiaries has, since January 1, 2010 (and, to Sellers’ knowledge, during the past three (3) years), conducted any internal investigation in connection with which the Target Companies or any of their Subsidiaries retained outside legal counsel for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any Law by the Target Companies or any of their Subsidiaries.

4.11                           Contracts; No Defaults.

(a)                                  Section 4.11(a) of the Sellers Disclosure Schedule contains a listing of all Contracts (or group of related Contracts) described in clauses (i) through (xvi) below to which, as of the date of this Agreement, either of the Target Companies is a party, by which any of their respective properties or assets are bound or pursuant to which either Target Company is an obligor or a beneficiary, other than the Company Benefit Plans and Target Benefit Plans listed in Sections 4.12(a) or 4.12(b) of the Sellers Disclosure Schedule (such listed Contracts, the “Material Contracts”).  True, correct and complete copies (as amended to date) (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of the Material Contracts have been previously made available to Purchaser.

(i)                                     any Contract or plan with any Target Business Employee, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits payable by any Target Entity will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events following the Closing Date, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(ii)                                  any fidelity or surety bond or completion bond;

(iii)                               any Contract for the lease of real or personal property having base rental payments in excess of $50,000 per year individually;

(iv)                              any Contract of indemnification or guaranty (not including for clarity, customer Contracts);

(v)                                 any Contract or commitment other than real property leases relating to capital expenditures involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

(vi)                              any mortgages, bonds, notes, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or other material Indebtedness, other than (A) accounts receivables and payables and (B) advances to employees for travel and business expenses, in each case in the Ordinary Course of Business;

(vii)                           any purchase order or Contract for the purchase of materials involving in excess of $50,000 individually;

(viii)                        any Contracts that contain “most favored nation” or similar pricing provisions pursuant to which a party thereto has the right to reduce pricing terms due to pricing terms offered to other customers;

(ix)                                any material distributor, dealer, sales representative, original equipment manufacturer, value added, remarketer, reseller, independent software vendor, joint marketing, strategic alliance, affiliate or other Contract for distribution of the Target Company Products;

(x)                                   any Contract or commitment to alter either of the Target Companies’ interest in any Subsidiary of such Target Company, or any corporation, association, joint venture, partnership or business entity in which the Target Companies directly or indirectly holds any interest;

(xi)                                any Contract or commitment (other than Contracts of the type described in other clauses of this Section 4.11(a)) that provides for the payment by or to the Company in an amount in excess of $100,000 in the aggregate or more and is not cancelable without penalty within 60 days;

(xii)                             any Contract materially limiting the freedom of the Target Companies to engage in any line of business or to compete or to develop or to distribute or to sell;

(xiii)                          any license for the use of Intellectual Property, except for licenses for COTS;

(xiv)                         any covenant not to sue, settlement agreement or other similar Contract relating to any of the Intellectual Property or Technology of any of the Target Companies or the Target Company Subsidiaries; or

(xv)                            any Contract granting a Lien other than a Permitted Lien.

(b)                                 Except as set forth in Section 4.11(b) of the Sellers Disclosure Schedule, all of the Material Contracts (i) are in full force and effect, (ii) represent the legal, valid and binding obligations of a Target Company or a Subsidiary of a Target Company, and (iii) to the knowledge of Sellers, are enforceable by a Target Company or a Subsidiary of a Target Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity.  Except as set forth in Section 4.11(b) of the Sellers Disclosure Schedule, (A) neither the Target Companies nor any of their Subsidiaries nor, to the knowledge of Sellers, any other party thereto is in material breach of or default under any provision of any Material Contract, (B) neither the Target Companies nor any of their Subsidiaries have received any written claim or notice of material breach of or default under any Material Contract, (C) to the knowledge of Sellers, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Material Contract (in each case, with or without notice or lapse of time or both) by either Target Company or, to the knowledge of Sellers, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in imposition of any Lien other than a Permitted Lien on any of Units or any of the properties or assets of either Target Company or a Subsidiary of a Target Company under, or otherwise give rise to any material right on the part of any Person to exercise any remedy or obtain any relief under such Contract (in each case, with or without notice or lapse of time or both), and (D) none of Sellers or the Target Companies has given or received any claim, notice or other communication alleging any of the above.  No Material Contract is under negotiation (nor has written demand for any renegotiation been made) and no party has repudiated any portion of any such Material Contract.

(c)                                  To the knowledge of Sellers, no director, agent, employee or consultant or other independent contractor of either Target Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Target Companies, (ii) his or her ability to assign to any Target Company or a Subsidiary of a Target Company rights to any invention, improvement, discovery or information relating to the businesses of the Target Companies or (iii) the ability of either Target Company to conduct its business as currently conducted or as currently proposed to be conducted.

4.12                           Employee Benefit Plans.

(a)                                  Section 4.12(a) of the Sellers Disclosure Schedule sets forth a complete list of each Employee Benefit Plan providing compensation or other benefits to any Target Business Employee (or to any dependent or beneficiary thereof), which are maintained, sponsored or contributed to by the Target Companies, and under which the Target Companies or any of their Subsidiaries may have any obligation or liability, whether actual or contingent (each a “Target Benefit Plan”) except for (A) contracts for Target Business Employees that provide for employment that is terminable at will and that are without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (B) employment contracts for Target Business Employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, severance or change of control pay or benefits that are materially greater than required by applicable laws, and (C) consulting contracts for Target Business Employees that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable laws.  Section 4.12(a) of the Sellers Disclosure Schedule separately identifies each Target Benefit Plan that covers any Target Business Employee employed or providing services to the Target Companies outside the United States (a “Target Foreign Benefit Plan”).  With respect to each Target Benefit Plan, Sellers have delivered to Purchaser complete copies of (A) each Target Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Target Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Target Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Target Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Target Company Benefit Plan, (G) all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.

(b)                                 Section 4.12(b) of the Sellers Disclosure Schedule sets forth a complete list of each material Parent Benefit Plan, except for (A) contracts for Target Business Employees that provide for employment that is terminable at will and that are without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (B) employment contracts for Target Business Employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, severance or change of control pay or benefits that are materially greater than required by applicable laws, (C) individual Parent Seller equity award agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements materially differ from such forms, and (D) consulting contracts for Target Business Employees that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable laws.  Section 4.12(b) of the Sellers Disclosure Schedule separately identifies each

Parent Benefit Plan that covers any Target Business Employee employed or providing services to the Target Companies outside the United States (a “Parent Foreign Benefit Plan” and together with the Target Foreign Benefit Plans, the “Company Foreign Benefit Plans”).  respect to each Parent Benefit Plan, Sellers have delivered to Purchaser complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), and all material amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications.

(c)                                  Neither Parent Seller nor the Target Companies has any express or implied commitment, whether legally enforceable or not, to materially modify, change or terminate any Target Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA or the Code.

(d)                                 The Target Companies have no liabilities or obligations of any kind, whether contingent or otherwise, with respect to any Company Benefit Plan that is not a Target Benefit Plan.

(e)                                  Each Target Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.  All contributions required to be made under the terms of any of the Target Benefit Plans as of the date of this Agreement have been timely made, in all material respects.

(f)                                    Each Target Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (A) has received a favorable determination letter from the IRS as to its qualified status, (B) may rely upon a prototype opinion letter or (C) the remedial amendment period for such Target Benefit Plan has not yet expired, and to the knowledge of Sellers no fact or event has occurred that could adversely affect the qualified status of any such Target Benefit Plan or the exempt status of any trust established in connection with any Target Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.

(g)                                 Except as would not reasonably be expected to result in material liability to either of the Target Companies, (A) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Target Benefit Plan, (B) each Target Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability, (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Sellers is threatened, against or with respect to any such Target Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (D) all contributions and payments to or with respect to such Company Benefit Plan are deductible under Code Sections 162 or 404, (E) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (F) no excise tax could be imposed under Chapter 43 of the Code.

(h)                                 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of

ERISA and neither Parent Seller nor any of its Subsidiaries or ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.  No material liability under Title IV of ERISA has been incurred by Parent Seller or any of its Subsidiaries or ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Parent Seller or any of its Subsidiaries or ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  None of the assets of Parent Seller or any of its Subsidiaries or ERISA Affiliates is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(i)                                     Except as set forth in Section 4.12(i) of the Sellers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will, with respect to any Target Business Employee, (A) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any Target Business Employee from any Person under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any material benefits.

(j)                                     No amount that could be or has been received (whether in cash or property or the vesting of property), by any Target Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Target Business Employee is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code under any Target Benefit Plan.

(k)                                  Except as required by Law or as set forth in Section 4.12(k) of the Sellers Disclosure Schedule, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any Target Business Employee (or any dependent thereof).

(l)                                     Each Target Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has, with respect to the Target Business Employees, (i) been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, been in all material respects in documentary compliance with Section 409A of the Code.

(m)                               Each Target Foreign Benefit Plan which must be registered or qualified in the country in which it is maintained, has received or timely applied for such registration or qualification, and has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification, except where the failure to so comply has not had and would not, individually or in the aggregate, reasonably be expected to result in material liability to the Target Companies and their Subsidiaries, taken as a whole. Each Target Foreign Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and, to the extent any Target Foreign Benefit Plans are not fully funded, adequate reserves therefor have been established on the Company Financial Statements in accordance with GAAP.

4.13                           Labor and Other Employment Matters.

(a)                                  Parent Seller and each of its Subsidiaries is, with respect to the Target Business in material compliance with all applicable Laws respecting labor, employment (including with respect to the classification of Target Business Employees as consultants, independent contractors or freelancers), immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours, including shop agreements (Betriebsvereinbarungen), social plans (Sozialpläne) or conciliations of interests (Interessenausgleich).  Neither Parent Seller nor any of its Subsidiaries is, or has been since January 1, 2010 (or, to Sellers’ knowledge, during the past five (5) years), a party to any collective bargaining or labor agreement with respect to the Target Business.  The German Target does not have a works council (Betriebsrat) and no Target Business Employee is represented by any labor union, works council, economic committee or any other labor representative.  Neither Parent Seller nor any of its Subsidiaries has engaged in any unfair labor practice with respect to the Target Business that would reasonably be expected to result in material liability to the Target Companies and there are no complaints against Parent Seller or any of its Subsidiaries pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any Target Business Employee.  There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to Sellers’ knowledge, threatened with respect to the Target Business, and since January 1, 2010 (or, to Sellers’ knowledge, during the past five (5) years), none of the Parent Seller or any of its Subsidiaries has, with respect to the Target Business experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause Parent Seller or any of its Subsidiaries to comply with or conform to demands of organized labor or recognize any union, works council, economic committee or collective bargaining units.  None of Parent Seller or any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Target Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(b)                                 Section 4.13(b) of the Sellers Disclosure Schedule accurately sets forth a true and correct list of all Target Business Employees currently providing services with respect to the Target Business, and with respect to each such service provider (including any such service provider who is on a leave of absence or on layoff status):  (i) base salary and target bonus opportunity, (ii) job title; (iii) the location of such employee’s principal place of employment and the employing entity; (iv) date of hire; (v) the immigration status and (vi) whether the employee is in active employment or on a leave of absence (including the date of leave commencement and expected return date).

(c)                                  The Contracts listed in Section 4.13(c) of the Sellers Disclosure Schedule include all written employment, consulting, freelancer or severance Contracts (other than standard form agreements that provide for severance payments and benefits not in excess of those required by statute) that are currently maintained by the Target Companies and are in force to which, as of the date of this Agreement, any Target Business Employee is a party which provides for an annual salary of more than $100,000 and which may not be terminated at will, or by giving notice of 60 days or less, without an obligation to pay severance or termination pay in excess of that required by applicable Law (the “Severance Agreements”).  Sellers have previously made available to Purchaser true, correct and complete copies of each Contract or form of Contract, as applicable, listed in Section 4.13(c) of the Sellers Disclosure Schedule.  Each Target Business Employee that is classified as a consultant, independent contractor or freelancer has entered into a written Contract with the applicable Target Company or with Parent Seller or one of its Subsidiaries, which written contract or form of written contract, as applicable, is listed on Section 4.13(c) of the Sellers Disclosure Schedule.

(d)                                 No (present or former) director or employee of the German Target or any of its Subsidiaries has any rights or claims with respect to any Intellectual Property Right, and in particular no compensation claims under the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz), except as listed in Section 4.13(d) of the Sellers Disclosure Schedule. All inventions owned or used by the German Target that are covered by the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz) have been claimed in compliance with all applicable Laws.

4.14                           Taxes.

(a)                                  All Tax Returns required to be filed by the Target Companies and each of their Subsidiaries (the Target Companies and each of their Subsidiaries are hereinafter sometimes referred to collectively as the “Taxpayers” or individually as a “Taxpayer”) have been timely and properly filed in the manner prescribed by law (taking into account all extensions of due dates).  All such Tax Returns are correct, complete, and accurate in all material respects. All Taxes due and owing by the Taxpayers (whether or not shown on any Tax Return) have been timely paid in full.

(b)                                 None of the Taxpayers (i) is currently the beneficiary of any extension of time within which to file any Tax Return, other than those extensions set forth on Section 4.14 of the Sellers Disclosure Schedule, and (ii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which has not since expired.  No Taxing Authority has agreed to any concession, agreements or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to any of the Taxpayers’ Tax affairs.

(c)                                  There are no Liens for Taxes upon the assets of any of the Taxpayers, other than (i) Liens for Taxes not yet delinquent or (ii) Liens for Taxes that are being contested in good faith through appropriate proceedings, for which adequate reserves have been established in accordance with GAAP and which are set forth on Section 4.14 of the Sellers Disclosure Schedule.  There are no Liens for Taxes upon the Units.

(d)                                 Except as set forth on Section 4.14 of the Sellers Disclosure Schedule or as would not adversely affect any Taxpayer following the Closing, each of the Taxpayers has (i) withheld and paid to the proper Taxing Authority all Taxes required to be withheld and paid in connection with any amounts paid or owed to any employee, independent contractors, creditor, stockholder or other party; and (ii) complied with all reporting and recordkeeping requirements relating to any Taxes required to be withheld.

(e)                                  No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes of any Taxpayer are pending or are being conducted with respect to any of the Taxpayers.  There is no claim or assessment pending, or, to the knowledge of Sellers, threatened against any Taxpayer for any alleged deficiency in Taxes.

(f)                                    The Taxpayers have delivered or made available to Purchaser (i) complete and accurate copies of all income, franchise, and other material Tax Returns of the Taxpayers (and their respective predecessors) and (ii) complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Taxpayers (and their respective predecessors), in each case as requested by Purchaser.

(g)                                 No claim has ever been made by a Taxing Authority in a jurisdiction where any of the Taxpayers does not file a Tax Return that such Taxpayer is or may be subject to Tax by that jurisdiction.  None of the Taxpayers has a permanent establishment in any country other than its place of organization, as defined in the applicable Tax treaty or convention between the United States and such country that would result in a material amount of Tax due.

(h)                                 None of the Taxpayers could be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of: (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, local, or foreign law); (ii) a written agreement with a Taxing Authority; (iii) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the long-term contract method of accounting (or any similar method of accounting under state, local, or foreign law); (vi) Section 108(i) of the Code (or any similar provision of state, local, or foreign law); and (vii) any prepaid amount received on or prior to the Closing Date.

(i)                                     The Taxpayers (i) have not agreed, and are not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (iii) have not made any of the foregoing elections and are not required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

(j)                                     None of the Taxpayers has engaged in a transaction subject to Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k)                                  None of the Taxpayers is a party to or is bound by any Tax-sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) or enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (Aktiengesetz), whether or not such agreement or arrangement is in writing, pursuant to which such Taxpayer would have any obligation to make payments after Closing.

(l)                                     None of the Taxpayers has ever been a member of any affiliated group (within the meaning of Section 1504 of the Code) or of any similar combined, consolidated, aggregate or unitary group for U.S. federal, state local or foreign Tax purposes (other than a group the common parent of which is a Taxpayer or Sellers).  None of the Taxpayers has any liability for the Taxes of any Person (other than a Taxpayer) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law, including pursuant to Section 75 of the German General Tax Act (Abgabenordnung)), as a transferee or successor, or by contract, assumption, or operation of law, or otherwise, and there are no circumstances under which any of the Taxpayers could be made liable (or be made liable to indemnify or reimburse any other person) for the Tax liability of any such person.

(m)                               None of the Taxpayers has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including any transaction that is the same or substantially similar to one of the types of transactions that the United States Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2)), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(n)                                 There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Taxpayers in connection with a Tax liability, Tax Return, or proceeding relating to Taxes, and there is no outstanding closing agreement, ruling request, request to change method of accounting, subpoena or request for information with or by any Taxing Authority with respect to Taxes of any of the Taxpayers.

(o)                                 None of the Taxpayers has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations promulgated thereunder.

(p)                                 Parent Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(q)                                 No entity classification election pursuant to Treasury Regulations Section 301.7701-3 or Section 897(i) of the Code has ever been filed with respect to any of the Taxpayers.  At all times since April 30, 2010, the US Target has been an entity with a single owner that is disregarded as separate from its owner for U.S. federal income tax purposes, and up to and including the Closing Date, the US Target will be an entity with a single owner that is disregarded as separate from its owner for U.S. federal income tax purposes.  No Form 8832 has ever been filed with respect to the US Target as other than a disregarded entity and, as of the Closing Date, no such election shall have been made.

(r)            None of the Foreign Taxpayers (nor any of their respective predecessors) (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a domestic corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a).

(s)           None of the Taxpayers has ever participated (or are participating) in an international boycott within the meaning of Code Section 999.

(t)            None of the assets of any of the Taxpayers (i) is an asset or property that Purchaser or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the United States Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986; (ii) is tax-exempt use property within the meaning of Section 168(h) of the Code; (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code; (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

(u)           Section 4.14 of the Sellers Disclosure Schedule contains a complete list of all Tax exemptions, Tax holidays or other Tax reduction contracts or orders that are not generally available to Persons without specific application therefor (“Tax Incentives”) with respect to each of the Taxpayers. Each Taxpayer that is the beneficiary of a Tax Incentive has in its possession all documentation relating to its Tax Incentives, and each such Taxpayer is in compliance in all material respects with all terms and conditions of all such Tax Incentives.  To the knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(v)           All Tax related documents (including electrically stored data), which are under any Tax law required to be available at a company, including but not limited to all transfer pricing and related parties’ transaction documentation, such as documentation pursuant to Section 90 (3) of the German General Tax Act (Abgabenordnung) or similar foreign law provisions, are available at all Taxpayers in a manner as required under, and in full compliance with, the applicable Tax Laws.

(w)          None of the Taxpayers has extraordinarily written down any asset for Tax purposes at or prior to the Closing which can be the reason for a taxable write-up (Wertaufholung) at a date following the Closing and there are no circumstances which would give rise to a taxable write-up.

(x)            None of the Taxpayers has received or applied for any written ruling from any Taxing Authority (including a binding ruling (verbindliche Auskunft) under German law or a similar ruling under any other applicable law) or is subject to a written ruling from any Taxing

Authority or has entered into any written and legally binding agreement relating to Tax or is currently under negotiations to enter into such agreement with any Taxing Authority.

(y)           None of the shares in any of the Foreign Taxpayers organized under German law are tainted within the meaning of former Section 8b Para. 4 German Corporate Income Tax Act (Körperschaftsteuergesetz), former Section 21 Reorganization Tax Act (Umwandlungssteuergesetz) as applicable for reorganizations carried out until 12 December 2006 or Section 22 Reorganization Tax Act (Umwandlungssteuergesetz).

4.15         Insurance.  Section 4.15 of the Sellers Disclosure Schedule contains a summary description of all policies of property, fire and casualty, liability (including public liability, products liability, professional liability and automobile liability), workers’ compensation, directors and officers and other forms of insurance held by the Target Companies or any of their Subsidiaries other than those policies listed in Sections 4.12(a) or 4.12(b) of the Sellers Disclosure Schedule.  True, correct and complete copies of such insurance policies have been made available to Purchaser.  All premiums due and payable under such certificates of insurance, binders and policies have been paid and each Target Company is otherwise in compliance in all material respects with the terms thereof.  To the knowledge of Sellers, there are no threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy.

4.16         Sufficiency of Assets.  All of the property and assets necessary for the conduct of the Target Business in all material respects have been maintained in accordance with normal applicable industry practices, are suitable and sufficient for the purposes for which they are presently used and presently are proposed to be used, and, together with the services under the Transition Services Agreement and Space Sharing Agreements, constitute all of the material assets and properties necessary to operate the Target Business in all material respects as currently conducted.  No entity other than the Target Companies or any of their Subsidiaries own any assets primarily relating to the Target Business.  Upon consummation of the transactions contemplated by this Agreement and after giving effect to the CDN services to be provided by Seller following the date hereof, Purchaser, the Target Companies and their Subsidiaries will own or have a right to use pursuant to the Transition Services Agreement and Space Sharing Agreements, assuming receipt of all required consents, all of the material assets and properties used in or held for use in the Target Business as necessary and sufficient to permit the Target Companies and their Subsidiaries to conduct, immediately following the Closing without interruption, the Target Business.

4.17         Licenses, Permits and Authorizations.  The Target Companies and their Subsidiaries have all material governmental licenses, approvals, consents, registrations, permits, franchises and other governmental authorizations required for the conduct of the business of the Target Companies and their Subsidiaries and the ownership and operation of the assets of the Target Companies and their Subsidiaries, each as currently conducted (“Permits”) (except for Permits required under applicable Environmental Laws, as to which certain representations and warranties are made pursuant to Section 4.21.  The operation of the business of the Target Companies and their Subsidiaries as currently conducted is not, and since January 1, 2010 (and, to the knowledge of Sellers, during the past five (5) years) has not been, in material violation of, nor are the Target Companies or any of their Subsidiaries in material default or violation under, any Permit required to be listed in Section 4.17 of the Sellers Disclosure Schedule, and, to the knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any such Permit.  All Permits required to be listed in Section 4.17 of the Sellers Disclosure Schedule are in full force and effect.  There are no Actions (other than investigations) pending or, to the knowledge of Sellers, threatened (or to the knowledge of Sellers, any investigation by a Governmental Authority pending or threatened), that seek the revocation, cancellation, suspension or adverse modification of any Permit, the absence of which would be reasonably likely to have a Material Adverse Effect.  Since January 1, 2010 (and, to the knowledge of Sellers, during the past five (5) years), neither the Target Companies nor any of their Subsidiaries have received or been subject to any written notice, charge, claim or assertion alleging any violations of Permits, nor to the knowledge of Sellers, has any such written notice, charge, claim or assertion been threatened.  The Permits listed in Section 4.17 of the Sellers Disclosure Schedule represent all of the governmental licenses, approvals, consents, registrations, permits, franchises and other governmental authorizations that are necessary to entitle the Target Companies and their Subsidiaries to own or lease, operate and use their assets in all material respects and to carry on and conduct the Target Business in all material respects.

4.18         Title to Assets.  Except as set forth on Section 4.18 to the Sellers Disclosure Schedule, the Target Companies or one of their Subsidiaries own and have good title to all tangible and intangible property and assets (including Technology but not Intellectual Property, which is addressed in Section 4.20) reflected on the books of the Target Companies and their Subsidiaries as owned by the Target Companies or one of their Subsidiaries, free and clear of all Liens other than Permitted Liens.

4.19         Real Property.  All of the real property owned or leased by each of the Target Companies and their Subsidiaries is set forth in Section 4.19 to the Sellers Disclosure Schedule.  All leases pursuant to which the Target Companies or any of their Subsidiaries, as lessee, leases any interest in real property are valid and binding on such Target Company or such Subsidiary and, to the knowledge of Sellers, on the other parties thereto and neither such Target Company or such Subsidiary nor, to the knowledge of Sellers, any other party thereto, is in material default thereunder.  Seller has made available to Purchaser true, correct and complete copies of all leases for real property.  Other than as set forth in Section 4.19 to the Sellers Disclosure Schedule, there are no leases, subleases, licenses or other agreements granting to any Person other than any of the Target Companies or their Subsidiaries any right to the possession, use, occupancy or enjoyment of the real property owned or leased by either of the Target Companies or their Subsidiaries or any portion thereof.

4.20         Intellectual Property.

(a)           Section 4.20(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all registered (i) Trademarks, (ii) Patents, and (iii) Copyrights, together with all pending applications to register any of the foregoing, in each case owned by or exclusively licensed to the Target Companies or any of the Target Company Subsidiaries as of the date hereof (the “Target Company Registered IP”), including, with respect to each item as applicable, the owner, the jurisdiction, the applications/serial number, the patent/registration number, the filing date, the issuance/registration date, the registrant and the registrar.  Each registration, filing, issuance, and application in respect of each item of Target Company Registered IP (x) has not been abandoned or canceled, (y) has been maintained effective by all requisite filings, renewals, and payments, and (z) except for applications, to the knowledge of Sellers, remains valid, enforceable, and in full force and effect.  No item of Target Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, and to the knowledge of Sellers, no such action is or has been threatened with respect to any such item of Company Registered IP.

(b)           Except as set forth in Section 4.20(b) of the Sellers Disclosure Schedule, with respect to each item of Target Company Registered IP, (i) either one of the Target Companies or one of the Target Company Subsidiaries is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Liens other than Permitted Liens, (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Sellers, is threatened, that challenges the validity, enforceability, registration, ownership or use of the item, (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (iv) except as set forth in a Material Contract, a copy of which has been provided to Purchaser pursuant to Section 4.11, none of Sellers, the Target Companies nor any of the Target Company Subsidiaries has agreed to indemnify any person for or against any infringement, misappropriation, dilution or other violation with respect to the item.

(c)           One of the Target Companies or one of the Target Company Subsidiaries owns or has the right to use, without payments to any other person (except pursuant to a valid and binding license or similar agreement listed in Section 4.20(c) of the Sellers Disclosure Schedule or a valid and binding license or similar agreement for COTS) all Intellectual Property and Technology necessary for or used or held for use in connection with the operation of the business of the Target Companies and the Target Company Subsidiaries as currently conducted.  Except as set forth in Section 4.20(c) of the Sellers Disclosure Schedule, and except as a result of Contracts in effect prior to the Closing Date between a third party and the Purchaser or one of its Affiliates, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any person to cancel, suspend, limit, terminate or otherwise impair the right of the Target Companies or any of the Target Company Subsidiaries to own or use or otherwise exercise any other rights that the Target Companies or any of the Target Company Subsidiaries currently has with respect to, any Intellectual Property or Technology, nor require the consent of any person in respect of any such Intellectual Property or Technology.  Neither this Agreement nor the transactions contemplated hereby will result (except to the extent arising from Contracts in effect prior to the Closing Date between a third party and the Purchaser or one of its Affiliates) in (i) the Target Companies, the Target Company Subsidiaries, Sellers or Purchaser granting to any third person any right to or with respect to any Intellectual Property or Technology of the Target Companies or the Target Company Subsidiaries, or (ii) the Target Companies, the Target Company Subsidiaries, Sellers or Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the business of the Target Companies or the Target Company Subsidiaries.  Following the consummation of the transactions contemplated by this Agreement, all Intellectual Property relating to the business of the Target Companies or the Target Company Subsidiaries

shall be fully transferable, alienable, or licensable by Purchaser without restriction and without payment of any kind to any Person.

(d)           Except as set forth in Section 4.20(c) of the Sellers Disclosure Schedule, (i) to the knowledge of the Sellers, none of the Target Companies or any of the Target Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other person, (ii) no proceedings are pending, and, neither the Target Companies or any of the Target Company Subsidiaries has received, during the thirty-six month period prior to the date hereof, any written charge, complaint, claim, demand, or notice, in each case, alleging any such infringement, misappropriation, dilution, or other violation (including any claim that the Target Companies or any of the Target Company Subsidiaries must license or refrain from using any Intellectual Property of any person or any Technology) or giving rise to any claim of unfair competition, (iii) to the knowledge of Sellers, no person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of the Target Companies or any of the Target Company Subsidiaries, and (iv) neither the Target Companies or any of the Target Company Subsidiaries has made or asserted any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, dilution, or other violation.

(e)           With respect to each Contract required to be identified in Section 4.20(c) of the Sellers Disclosure Schedule and each item of COTS: (i) the license, sublicense or other agreement is legal, valid, binding, enforceable, and in full force and effect, (ii) none of the Target Companies or any of the Target Company Subsidiaries nor, to the knowledge of Sellers, any other party to any such license, sublicense or other agreement is in breach or default of any material obligation under such license, sublicense or other agreement, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder, and (iii) neither the Target Company nor any of the Target Company Subsidiaries has repudiated any provision of any such license, sublicense or other agreement, (iv) none of the Target Companies or any of the Target Company Subsidiaries has granted any sublicense or similar right with respect to any such license, sublicense or other agreement (except pursuant to valid and binding license or similar agreement listed in Section 4.11 of the Sellers Disclosure Schedule).

(f)            All Intellectual Property of each of the Target Companies and each of the Target Company Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are reasonable for protection and customarily used in the industry to protect Trade Secrets of like importance.  To the knowledge of Sellers, there has been no unauthorized use or misappropriation of any material Intellectual Property or Technology of the Target Companies or any of the Target Company Subsidiaries.  All former and current officers, directors, employees, personnel, consultants, advisors, agents, customers, licensees and independent contractors of the Target Companies and each of the Target Company Subsidiaries (or their predecessors) who have contributed to or participated in the conception or development of any material Intellectual Property or Technology for the Target Companies or any of the Target Company Subsidiaries have entered into valid and binding proprietary rights agreements with the Target Companies or any of the Target Company Subsidiaries assigning or vesting ownership of all such Intellectual Property and Technology in the Target Companies or any of the Target Company Subsidiaries.

Forms of such agreements have been made available to Purchaser.  No such person has asserted, and no such person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property or Technology of the Target Companies or any of the Target Company Subsidiaries.

(g)           At no time during the conception of or reduction to practice of any material Intellectual Property of the Target Companies or any of the Target Company Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or educational institution, performing research sponsored by any Governmental Entity or educational institution, utilizing the facilities of any Governmental Entity or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third person in conflict with such contributor’s Contract with a Target Company or Subsidiary. None of the Target Companies or any of the Target Company Subsidiaries has participated in any standards bodies or other organizations that would require the Target Companies or any of the Target Company Subsidiaries to license or disclose any Intellectual Property or Technology to a third person or restrict the Target Companies’ and the Target Company Subsidiaries’ rights to enforce their Intellectual Property.

(h)           The IT Assets and the Target Company Products (i) to the knowledge of Sellers, operate and perform in all material respects in accordance with their applicable documentation and functional specifications and otherwise as required by the Target Companies or any of the Target Company Subsidiaries; (ii) have not experienced an Epidemic Failure; (iii) materially malfunctioned or failed since January 1, 2010 which malfunctions or failures have not been resolved, and (iv) to the knowledge of Sellers, do not contain any Self-Help Code or Unauthorized Code.  The Target Companies have provided Purchaser with all material information regarding any unresolved bugs or other unresolved non-conformities with respect to the IT Assets and Target Company Products the resolution of which require the Target Companies to incur material costs and expenses.

(i)            The Target Companies and the Target Company Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  The Target Companies and the Target Company Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(j)            Except as set forth in Section 4.20(j) of the Sellers Disclosure Schedule, the Target Companies have not collected any Personal Data from any third parties.  The Target Companies and the Target Company Subsidiaries have complied in all material respects with all applicable Law and the implementation of their internal privacy policies and terms of use relating thereto (the “Target Company Privacy Policies”).  The Target Company Privacy Policies (i) comply in all material respects with all applicable Laws and (ii) do not require the delivery of any further notice to or consent from any person, or prohibit the transfer of any customer data or Personal Data collected by and in the possession and control of the Target Companies and the

Target Company Subsidiaries, or their Affiliates, as a result of this Agreement and the transactions contemplated hereby.

(k)           Each of the Target Companies and the Target Company Subsidiaries has confidentiality agreements in place with all affiliates, partners, vendors or other persons whose relationship with the applicable Target Company or Target Company Subsidiary involves the collection, use, disclosure, storage or processing of customer data or any Personal Data on behalf of the Target Companies or any Target Company Subsidiary, which agreements require such persons to protect such customer Personal Data in a manner consistent with the Target Companies’ obligations in the Target Company Privacy Policies.

(l)            The use and dissemination by the Target Companies and the Target Company Subsidiaries of any and all Personal Data of users of their websites is in compliance with the Target Company Privacy Policies and all applicable Laws.  The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will not violate any such Target Company Privacy Policies, or violate any applicable Laws relating to the use, dissemination or transfer of such data or information.

(m)          Except as set forth in Schedule 4.20(m) of the Sellers Disclosure Schedule, the Target Company Products do not include or incorporate any Software under a licensing or distribution model or agreement that requires, as a condition of distribution, any of the Target Companies or the Target Company Subsidiaries to disclose derivative works of such Software, or any other Software, in source code form.  None of Target Companies or the Target Company Subsidiaries has furnished or disclosed material source code for any Target Company Products to any third person, including any escrow agent. None of the Software of the Target Companies or the Target Company Subsidiaries includes,  incorporates, or links to any Software or component that is subject to license rights typically or customarily referred to as “open source,” or similarly permitting or requiring the source code of such Software to be made available to the public, including Software licensed pursuant to any version of the GNU General Public License, the GNU Lesser Public License (formerly known as the GNU Library Public License) or similar licenses, or any license that satisfies a version of the Open Source Definition of the Open Source Initiative.

(n)           Sellers have delivered or made available to Purchaser copies of all material nondisclosure agreements or other agreements relating to the handling, disclosure, and use of the confidential information of the Target Companies and the Target Company Subsidiaries (except for agreements that are similar in substance to the Target Companies’ applicable standard forms and/or which are entered in the Ordinary Course of Business) and (i) to the knowledge of Sellers, the agreement is legal, valid, binding, enforceable, and in full force and effect, (ii) none of the Target Companies or their Subsidiaries nor, to the knowledge of Sellers, any other party to any such agreement is in material breach or default of such agreement, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder, and (iii) none of the Target Companies or the Target Company Subsidiaries has repudiated any provision of any such agreement.

4.21         Environmental Matters.  Except as set forth in Section 4.21 of the Sellers Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Target Companies and their Subsidiaries are, and have been since January 1, 2010, in compliance with all Environmental Laws.  Except as set forth in Section 4.21 of the Sellers Disclosure Schedule, the Target Companies and their Subsidiaries hold all Environmental Permits to authorize the Target Companies and their Subsidiaries to operate their assets in a manner in which they are now operated and maintained in all material respects and to conduct the business of the Target Companies and their Subsidiaries as currently conducted in all material respects.  Except as set forth in Section 4.21 of the Sellers Disclosure Schedule, there are not now pending, and, to Seller’s knowledge, during the past three (3) years, there have not been, any action, suit or proceeding before or by any Governmental Authority against the Target Companies or any of their Subsidiaries alleging a violation of or liability under any Environmental Law and Sellers have  not received any written notice that any such action, suit or proceeding is threatened or being investigated.  Sellers have provided or made available to Purchaser copies of all extant environmental Phase I assessments or other written environmental studies or reports within the possession and/or control of Sellers or any of their Subsidiaries completed with respect of any real property or facility currently owned or leased by the Target Companies or any of their Subsidiaries.

4.22         Absence of Changes.

(a)           Except as set forth in Section 4.22(a) of the Sellers Disclosure Schedule, from June 30, 2011 through the date of this Agreement, there has not occurred any change, event, occurrence, circumstance or effect that, individually or in the aggregate with all other such changes, events, occurrences, circumstances or effects, has had or would reasonably be expected to have any Material Adverse Effect on either of the Target Companies.

(b)           Except as set forth in Section 4.22(b) of the Sellers Disclosure Schedule, since June 30, 2011, the Target Companies and their Subsidiaries have conducted their business and operated their properties in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as set forth in Section 4.22(b) of the Sellers Disclosure Schedule, since June 30, 2011, neither of the Target Companies or any of their Subsidiaries (and (i) with respect to Section 4.22(b)(xvii), none of the Taxpayers and (ii) with respect to Section 4.22(b)(iv) and (v) none of Seller nor any of its Subsidiaries) has:

(i)            sold, leased, assigned, conveyed, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of its assets, except for (A) assets sold or otherwise disposed of in the Ordinary Course of Business and (B) Permitted Liens;

(ii)           cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(iii)          created, incurred, assumed or otherwise become subject to any Indebtedness (other than ordinary course working capital borrowings and intercompany funding);

(iv)          made any change in the cash compensation of any Target Business Employees, other than changes made in accordance with normal compensation and consistent with past compensation practices;

(v)           instituted any increase in or the grant of any benefit provided under Company Benefit Plan, other than in the Ordinary Course of Business and consistent with past compensation practices;

(vi)          declared, set aside, made or paid any dividend or other distribution payable in cash, equity interests, property or otherwise, or made any other payment on or with respect to any of its equity interests;

(vii)         made any material change in payment credit practices or in the accounting policies, methods or practices applied in the preparation of the Financial Statements;

(viii)        made any change in its Certificate of Incorporation or Bylaws or issued any capital stock (or securities exchangeable, convertible or exercisable for capital stock);

(ix)           split, subdivided, recapitalized or otherwise effected any change in respect of any of its capital stock or other equity securities

(x)            made any direct or indirect purchase, redemption, issuance, reservation for issuance, sale of other acquisition of any of its capital stock or other equity securities;

(xi)           except in the Ordinary Course of Business, accelerated, terminated, modified or amended any contract with any Top Customer or Top Supplier;

(xii)          entered into any transaction with Sellers or any equityholder, officer, director or Affiliate of Sellers;

(xiii)         entered into any transaction with any employee, director or officer of the Target Companies or their Subsidiaries, other than the payment or provision of salary, benefits or other compensation in the Ordinary Course of Business to employees, directors or officers of the Target Companies or their Subsidiaries;

(xiv)        consummated (A) any merger, consolidation or other business combination, (B) the purchase of any material assets of any Person or (C) the purchase of any capital stock of or interest (including for such purposes convertible securities or instruments) in any Person;

(xv)         made any loan to any third party other than the advancement of travel expenses;

(xvi)        except as required pursuant to any Material Contract, made any capital expenditures, capital additions or capital improvements that are not in the Ordinary Course of Business in amounts exceeding $50,000 in the aggregate;

(xvii)       (A) made a new, or changed or rescinded any, Tax election, (B) entered into a settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, (C) changed any annual Tax accounting period, (D) adopted or changed any method of Tax accounting, (E) filed any amended Tax Return, (F) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (G) surrendered any right to claim a Tax refund, (H) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or (I) enter into any agreement with respect to Taxes (including an advance pricing agreement);

(xviii)      made any change in accounting methods, policies or practices;

(xix)         sold, transferred, assigned, pledged, encumbered, abandoned, dedicated to the public, permitted to lapse, failed to maintain or otherwise disposed of any Intellectual Property, except in the Ordinary Course of Business;

(xx)          repatriated any cash for a Foreign Taxpayer; or

(xxi)         entered into any contract, or otherwise become obligated, to do any of the foregoing.

4.23         Indebtedness; Guarantees.  Except as set forth in Section 4.23 of the Sellers Disclosure Schedule, neither the Target Companies nor any of their Subsidiaries has any Indebtedness or any obligation in respect of a Guarantee of any liability of another Person.

4.24         Affiliate Transactions.  Except for the Transition Services Agreement and the Space Sharing Agreements or as set forth in Section 4.24 of the Sellers Disclosure Schedule and other than payments of compensation, no Target Company or any Subsidiary of a Target Company is, nor since January 1, 2010 has been, a party to any transaction with (a) Sellers, (b) any holder of five percent (5%) or more of the common stock, par value $0.001 per share of Parent Seller (the “Parent Seller Common Stock”), or (c) any Affiliate of Sellers or Affiliate of any holder of five percent (5%) of more of Parent Seller Common Stock.

4.25         Brokers’ Fees.  Except as set forth in Section 4.25 of the Sellers Disclosure Schedule (the “Scheduled Brokers Arrangements”), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Target Companies or any of their Subsidiaries or Affiliates.  Amounts payable by the Target Companies and its Subsidiaries pursuant to the Scheduled Brokers Arrangements will not exceed the amounts previously disclosed in writing to Purchaser.

4.26         Bank Accounts; Powers of Attorney.

(a)           Section 4.26(a) of the Sellers Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposits of the Target Companies and their Subsidiaries and all authorized signatories with respect thereto.

(b)           There are no outstanding powers of attorney executed on behalf of the Target Companies or any of their Subsidiaries.

4.27         Solvency; Operations of Parent Seller.  Parent Seller is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the sale of the Units, at and immediately after the Closing, Parent Seller and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

4.28         Related Party Transactions.  Except as disclosed in Section 4.28 of the Sellers Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Target Companies or any of their Subsidiaries to, and neither the Target Companies nor any of their Subsidiaries is otherwise a creditor or debtor to, or party to any contract or transaction with, any holder of five percent (5%) or more of Parent Seller’s common stock or any director, officer, employee or affiliate of Parent Seller or any Subsidiary of Parent Seller (other than the Subsidiary Seller, the Target Companies or any of their Subsidiaries), or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

4.29         Foreign Corrupt Practices.  To the knowledge of Sellers, neither the Target Companies nor any of their Subsidiaries nor any director, officer, agent, or employee is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (a) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (b) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any director, officer, employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to induce such Person to act against the interest of his or her employer or principal, or (c) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

4.30         Product and Service Warranties.  Except as set forth in Section 4.30 of the Sellers Disclosure Schedule, neither of the Target Companies nor any of their Subsidiaries makes any express warranty or guaranty as to goods sold, or services provided by, the Target Companies or their Subsidiaries, and there is no pending, threatened in writing or, to the knowledge of Sellers, otherwise threatened claim alleging any breach of any such warranty or guaranty other than for claims made in the Ordinary Course of Business.  To the knowledge of Sellers, except as set forth in Section 4.30 of the Sellers Disclosure Schedule, as of the date hereof none of the Target Companies or any of their Subsidiaries has liability under any such warranty that would reasonably be expected to result in liability to the Target Companies and any of their Subsidiaries in excess of $125,000 in the aggregate.

4.31         Top Customer and Top Supplier Relations.  Section 4.31 of the Sellers Disclosure Schedule contains a correct and complete list of the identity of the Top Customers and Top Suppliers, and the amount of sales to each such Top Customer during the twelve (12)-month period ended December 31, 2010.  To the knowledge of Sellers, no event has occurred since January 1, 2011 that could materially and adversely affect the Target Companies’ or their Subsidiaries’ relations with any Top Customer or Top Supplier.  Except as set forth in Section 4.31 of the Sellers Disclosure Schedule, no Top Customer or Top Supplier has, since January 1, 2011, canceled, terminated or made any written (or, to the knowledge of Sellers, oral) threat to cancel or otherwise terminate any of its Contracts with the Target Companies or their Subsidiaries or to materially decrease its usage or supply of the Target Companies’ or their Subsidiaries’ services or products.  Sellers have no knowledge to the effect that any current Top Customer or Top Supplier intends to terminate or materially alter its business relations with the Target Companies or their Subsidiaries, either as a result of the transactions contemplated by this Agreement or otherwise.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Sellers simultaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”) (which Purchaser Disclosure Schedule identifies items of disclosure by reference to a particular Section or Subsection of this Agreement or such items of disclosure are disclosed in such a way as to make its relevance to any other Section or Subsection reasonably apparent), Purchaser represents and warrants to Sellers as follows:

5.1           Corporate Organization.  Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Purchaser is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except as would not reasonably be expected to have a Material Adverse Effect on Purchaser.  Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

5.2           Due Authorization and Authority.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Purchaser, and no other similar corporate proceeding on the part of Purchaser is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3           No Conflict.  Except as set forth in Section 5.3 of the Purchaser Disclosure Schedule, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 or in Section 5.4 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of or default by any such party under, or require any filing, registration or qualification under, any applicable Law (including any federal or state securities Laws), (b) violate any provision of, or result in the breach of or default under, the Certificate of Incorporation, Bylaws or other organizational documents of Purchaser, (c) require that any consent under, or waiver of, any provision of the Certificate of Incorporation or Bylaws of Purchaser be obtained, (d) result in the creation of any Lien upon any of the properties or assets of Purchaser or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a material violation or revocation of any material license, permit or approval from any Governmental Authority or other Person.

5.4           Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Purchaser with respect to the authorization, execution or delivery of this Agreement by Purchaser or the consummation of the transactions contemplated hereby, except as otherwise disclosed on in Section 5.4 of the Purchaser Disclosure Schedule.

5.5           Capability to Perform.  As of the Closing Date Purchaser will have available (either in immediately available cash or from available unused lines of credit or third party financing, or a combination thereof) funds sufficient to pay the Purchase Price payable pursuant to Section 2.3 and Section 2.4, and to consummate the transactions contemplated hereby.

5.6           Due Diligence.  Purchaser is acquiring the Units for its own account.  Purchaser is capable of evaluating the merits and risks of the proposed purchase and has had an opportunity to conduct an investigation of the business and financial condition of the Target Companies and their Subsidiaries.

5.7           Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser, any of its Subsidiaries or any of their Affiliates.

ARTICLE VI.
COVENANTS OF SELLERS AND PURCHASER

6.1           Nonsolicitation; Noncompetition.

(a)           Except, in any case, with the prior written consent of Purchaser, for a period of five (5) years following the Closing, Sellers shall not, and shall cause their Affiliates not to, hire or solicit any employee of Purchaser or any of its Subsidiaries engaged in the Target Business (including, without limitation, any employee of the Target Companies and the Target Company Subsidiaries) to leave the employ of Purchaser or such Subsidiary or violate the terms of their contracts, or any employment arrangements, with Purchaser or such Subsidiary.  Notwithstanding the foregoing, this Section 6.1 shall not limit Sellers ability to make any general solicitation not specifically directed to any employee of Purchaser or any of its Subsidiaries engaged in the Target Business.

(b)           For a period of three (3) years following the Closing, Sellers shall not, and shall cause their subsidiaries not to, directly or indirectly, whether independently or in association with any other Person, (i) own any equity interest in, or provide any capital or financing to, a Competitive Business or (ii) engage in, own, manage, operate, control or participate in the ownership, management, operation, financing or control of any such Competitive Business.  The restrictions set forth in this Section 6.1 shall not be construed to prohibit or restrict any investment by Sellers or their subsidiaries in any class of publicly traded debt or equity securities of any company engaged in a Competitive Business so long as Sellers in the aggregate together with their subsidiaries do not hold at any time during such period more than five percent (5%) of such class of issued and outstanding voting securities of such publicly traded company, or five percent (5%) of the aggregate principal amount of such class of debt securities outstanding and, consistent with the remainder of this Section 6.1, so long as Sellers and their subsidiaries do not otherwise engage in any other management, control or business activities with respect to such Competitive Business. Nothing contained in this Section 6.1(b) shall be deemed to affect the activities of any directors of Seller who are not employees of Seller or their respective employers or affiliates, and this provision will not be interpreted or construed to apply to any such persons.  Nothing contained in this Section 6.1(b) shall be deemed to affect the activities of an acquiror of Parent Seller following the Closing Date.

(c)           For a period of three (3) years following the Closing, Sellers shall not, and shall cause their subsidiaries not to, directly or indirectly, whether independently or in association with any other Person, solicit current customers of Target Companies or their Subsidiaries for the purpose of selling products or services that would constitute a Competitive Business.

(d)           As used in this Agreement, “Competitive Business” means any Person or business which competes within the United States or anywhere in the world with the current offerings of Target Business at the time of Closing.  For clarity, those offerings are comprised solely of (i) rich media (including, without limitation, video and mobile) ad creation and trafficking tools, (ii) online ad serving and campaign management platform tools (including, without limitation, creative optimization), (iii) predictive behavioral targeting tools, including without limitation, tools for audience profiling and decisioning, real time buying and the development of private inventory networks, for use by marketing agencies and (iv) tracking and workflow applications (and associated consulting and software development) that assists media agencies with planning of advertising and media placements.  For the avoidance of doubt, nothing in Section 6.1(b) and Section 6.1(c) shall restrict Sellers from offering services included in Sellers’ current offerings (but excluding the current offerings of the Target Companies and their Subsidiaries).

(e)            In the event that the terms of this Section 6.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f)            It is recognized and acknowledged by Sellers that (i) the Purchase Price is adequate consideration for the covenants contained in this Section 6.1 and (ii) a breach of the covenants contained in this Section 6.1 will cause irreparable damage to Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Seller agrees that, notwithstanding any other provision of this Agreement to the contrary, in the event of a breach of any of the covenants contained in this Section 6.1, in addition to any other remedy which may be available at law or in equity, Purchaser will be entitled to specific performance and injunctive relief.

6.2           Post-Closing Confidentiality.

(a)           For a period of four (4) years from the Closing Date, Seller shall hold and shall cause its Affiliates to hold, and shall each cause its past, present and future representatives to hold, in confidence and not use, disclose or release without the prior written consent of Purchaser, any and all Purchaser Confidential Information; provided, that Seller may disclose, or may permit disclosure of, Purchaser Confidential Information (i) to its representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible or (ii) to the extent legally compelled to do so if Seller, its Affiliates or its representatives are compelled to disclose any such Purchaser Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Purchaser Confidential Information is made pursuant to clause (ii) above, Seller shall promptly notify Purchaser of the existence of such request or demand and shall provide Purchaser a reasonable opportunity to seek an appropriate protective order or other remedy, which Seller will cooperate with Purchaser in obtaining (each at its own expense).  In the event that such appropriate protective order or other remedy is not obtained, Seller shall furnish, or cause to be furnished, only that portion of the Purchaser Confidential Information that is legally compelled to be disclosed.  “Purchaser Confidential Information” shall mean all proprietary technical, economic, operational, financial and/or other business information or material of the Target Companies or any of their Subsidiaries, in written, electronic, or visual form.

(b)           For a period of four (4) years from the Closing Date, Purchaser shall hold and shall cause its Affiliates to hold, and shall each cause its past, present and future representatives to hold, in confidence and not use, disclose or release without the prior written consent of Seller, any and all Seller Confidential Information; provided, that Purchaser may disclose, or may permit disclosure of, Seller Confidential Information (i) to its representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to Purchaser and in respect of whose failure to comply with such obligations Purchaser will be responsible or (ii) to the extent legally compelled to do so if Purchaser, its Affiliates or its representatives are compelled to disclose any such Seller Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Seller Confidential Information is made pursuant to clause (ii) above, Purchaser shall promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to seek an appropriate protective order or other remedy, which Purchaser will cooperate with Seller in obtaining (each at its own expense).  In the event that such appropriate protective order or other remedy is not obtained, Purchaser shall furnish, or cause to be furnished, only that portion of the Seller Confidential Information that is legally compelled to be disclosed.  “Seller Confidential Information” shall mean all proprietary technical, economic, operational, financial and/or other business information or material of Seller or any of its Subsidiaries (other than the Target Companies and their Subsidiaries), in written, electronic, or visual form other than (x) Purchaser Confidential Information and (y) any other information related to the Target Companies or their Subsidiaries.

6.3           Employee Matters.

(a)           Each Target Business Employee who is employed by a Target Company or one of its Subsidiaries immediately prior to the Closing shall continue employment with such Target Company or Subsidiary immediately following the Closing without further action on the part of Purchaser or any of Sellers or the Target Companies.  The Sellers shall cause the employment of each Target Business Employee who is employed by Parent Seller or one of its Subsidiaries other than the Target Companies that is listed in Section 6.3(a) of the Sellers Disclosure Schedule (each such employee, a “Parent Business Employee”) to be transferred to the Purchaser, one of the Target Companies or one of Purchaser’s or the Target Companies’ Subsidiaries, effective as of 12:01 a.m. Central Standard Time on the day following the Closing Date (the “Transfer Date”).

(b)           Notwithstanding subsection (a) above, any transfer of employment of any Parent Business Employee that is not in active service and on disability or other leave of absence as of the Transfer Date shall remain an employee of Parent Seller or the applicable Subsidiary of Parent Seller.  In addition, Parent Seller shall cause the employment of any Target Business Employee that is employed by a Target Company or one of its Subsidiaries that is not in active service and on disability or other leave of absence as of the Closing Date to be transferred, to Parent Seller or one of its Subsidiaries other than a Target Company, effective as of no later than the Closing Date. The employment of any employee described in this subsection (b) shall be transferred (or re-transferred, as the case may be) to the Purchaser, one of the Target Companies or one of the Purchaser’s or the Target Companies’ Subsidiaries effective as of the date of such employee’s return to active service with the Target Business, provided such return to active service occurs within six (6) months after the Closing Date (each a “Delayed Transfer Employee” and, collectively, each Target Business Employee described in Section 6.3(a) and any Delayed Transfer Employee described in this Section 6.3(b), in either case that continues or commences employment with Purchaser, the Target Companies or their Subsidiaries following the Closing Date or the Transfer Date, as applicable, shall be a “Transferred Employee” for purposes of this Agreement).  With respect to any such Delayed Transfer Employee, the “Transfer Date” shall mean 12:01 a.m. on the date such individual returns to active service and commences employment with the Purchaser, one of the Target Companies or one of the Purchaser’s or the Target Companies’ Subsidiaries.  Notwithstanding the foregoing, this subsection (b) shall not apply to any Target Business Employee that is employed outside of the United States.

(c)           Except as otherwise expressly provided in this Section 6.3 or Schedule 6.3(c) attached hereto, any Liability to, in respect of, arising out of or in connection with, (i) any Parent Benefit Plan, (ii) the employment or service of any Parent Business Employee prior to the Transfer Date, and (iii) any and all liabilities under any employment, severance change in control, retention or other similar agreements between a Target Business Employee on the one hand and Parent Seller or one of its Subsidiaries (other than a Target Company and its Subsidiaries) on the other (“Parent Employment Liabilities”) shall be the sole responsibility of Parent Seller or its applicable Subsidiaries other than the Target Companies.  Parent Seller shall indemnify and hold harmless Purchaser, the Target Companies and their Subsidiaries for and with respect to any such Parent Employment Liabilities.  Any Liability to, in respect of arising out of or in connection with, (i) any Target Benefit Plan after the Closing Date, (ii) the employment or service of any Target Business Employee after the applicable Transfer Date, and (iii) any and all liabilities under any employment, severance change in control, retention or other similar agreements between a Target Business Employee on the one hand and Purchaser or one of its Subsidiaries on the other (“Purchaser Employment Liabilities”) shall be the sole responsibility of Purchaser and/or its applicable Subsidiaries.  Purchaser shall indemnify and hold harmless Parent Seller and its Subsidiaries for and with respect to any such Purchaser Employment Liabilities.

(d)           As of the applicable Transfer Date, Parent Seller shall deliver to the Purchaser copies of any personnel and employment related records with respect to any Transferred Employee that Parent Seller has in its possession.

(e)           Parent Seller agrees that for a period of thirty (30) days following the Closing Date (but in any event, no later than September 30, 2011), Parent Seller will continue to provide or cause to be provided coverage and benefits to each Target Business Employee under the Parent Health Plans in which the Target Business Employees were participating as of immediately prior to the Closing Date at the same levels of coverage and at the same cost sharing levels that applied as of immediately prior to the Closing Date.  For purposes of the foregoing, “Parent Health Plan” means any Parent Benefit Plan providing medical, dental, vision or prescription drug coverage.   Parent Seller shall invoice Purchaser for the employer portion of the premiums for such coverage and Purchaser shall pay such amounts within 30 days following receipt of such invoice.

(f)            As of the applicable Transfer Date, Purchaser shall provide the Transferred Employees, at a minimum, with the same base salary or wage levels as provided by Parent Seller or the Target Companies and/or their Subsidiaries, as applicable, as of immediately prior to the Transfer Date, and tax qualified retirement benefits that are substantially comparable to those maintained by Purchaser that are offered by Purchaser to its similarly-situated employees. For purposes of determining vesting, eligibility to participate, and entitlement to benefits where length of service is relevant under any Purchaser employee benefit plan or arrangement (other than a defined benefit plan, as such term is defined in Section 414(j) of the Code, or a group health benefit plan), Purchaser shall use its commercially reasonable best efforts to provide Transferred Employees with service credit under Purchaser’s employee benefit plans or arrangements for their period of service prior to the applicable Transfer Date, except where doing so would cause a duplication of benefits.  Purchaser shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Transferred Employees and their eligible dependents in accordance with applicable laws, to the extent such limitations, waiting periods and requirements did not apply under the group health plans in which such employees participated prior to the Transfer Date, and shall use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year in which the applicable Transfer Date occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Purchaser employee benefit plans or programs in which they are eligible to participate on and after the applicable Transfer Date.

(g)           Parent Seller and its Subsidiaries shall comply with all obligations under any applicable Laws to notify and/or consult with any employees or other service providers or any of their employee representatives, unions, works councils or other representative bodies, if any, and shall provide to Purchaser such information and access to such employees, service providers or representatives as may be required for Parent to comply with any notification and/or consultation obligations, in each case in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, after the date of this Agreement, Parent Seller and the Target Companies shall provide the Purchaser reasonable access during normal business hours and on at least 24 hours notice to, and facilitate meetings with, Target Business Employees or for purposes of making announcements concerning and preparing for the consummation of, the transactions contemplated by this Agreement.  Parent Seller and its Subsidiaries shall not without the prior written consent of the Purchaser, make any communications to Target Business Employees (other than any Delayed Transfer Employee) regarding their employment after the Closing Date.  Parent Seller shall provide to the Purchaser such information as the Purchaser may reasonably request with respect to compensation, service and other information relating to the employment of the Target Business Employees.

(h)           Purchaser shall have in effect, or cause to be in effect, as of the applicable Transfer Date for any Transferred Employee, flexible spending reimbursement and dependent care reimbursement accounts under a cafeteria plan qualifying under Section 125 and Section 129 of the Code, respectively (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred Employees who participate in Parent Seller’s flexible spending account reimbursement and dependent care reimbursement plans as of their Transfer Date (the “Seller

Cafeteria Plan”).  Purchaser will cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which an applicable Transfer Date occurs the elections made by each Target Business Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement and dependent care reimbursement accounts that are in effect immediately prior to the Transfer Date.  As soon as reasonably practicable following the applicable Transfer Date for any Transferred Employee, Parent Seller shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement and dependent care reimbursement accounts under the Seller Cafeteria Plan made during the year in which the Transfer Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such employees.  Purchaser shall cause such amounts to be credited to each such employee’s corresponding accounts under the Purchaser Cafeteria Plan in which such Transferred Employees participate following the applicable Transfer Date.  On and after the applicable Transfer Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by the applicable Transferred Employees, whether incurred prior to, on or after the Transfer Date, that have not been paid in full as of the applicable Transfer Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan.

(i)            Purchaser shall honor any accrued and unused sick, vacation, paid-time off and/or holiday time earned (the “Accrued Obligations”) by any Transferred Employee prior to the applicable Transfer Date.

(j)            At least seven (7) Business Days prior to the Closing Date, Purchaser shall provide Parent Seller with (i) such documents and other information as Parent Seller shall reasonably request to assure itself that that the Purchaser’s 401(k) plan provides for the receipt of eligible rollover distributions and (ii) a favorable determination letter or opinion letter issued by the Internal Revenue Service to the effect that the terms of the Purchaser’s 401(k) plan and its related trust qualify under Sections 401(a) and 501(a) of the Code.  Each Transferred Employee who maintains an account in Parent Seller’s 401(k) plan shall be given the opportunity to “rollover” such account balance (but not any 401(k) plan loans) to the Purchaser’s 401(k) plan.

(k)           Parent Seller will follow the “standard procedure for predecessors and successors” set forth in Section 4 of Revenue Procedure 2004-53 with respect to Transferred Employees in the United States and will provide such Transferred Employees with Form W-2’s with respect to their employment during the calendar year in which the Transfer Date occurs for the period prior to the Transfer Date.  Parent Seller shall provide Purchaser with such information regarding employment taxes and tax withholding matters with respect to the Transferred Employees as Purchaser may reasonably request.

(l)            Notwithstanding anything to the contrary in this Agreement, the employees listed on Schedule 6.3(l) of Sellers Disclosure Schedule shall not be Transferred Employees and shall remain employees of Parent Seller on and after the Closing Date (the “Ukrainian Employees”).  As of the Closing Date and through December 31, 2011, Parent Seller shall second the Ukrainian Employees to Purchaser or one of its Subsidiaries pursuant to the terms and conditions of the Transition Services Agreement.

(m)          Nothing in this Section 6.3 shall (i) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan or any other employee benefit plan (ii) prohibit Purchaser or any of its Affiliates from amending any employee benefit plan, (iii) require Purchaser or any of its Affiliates to continue the employment of any Transferred Employee for any period of time or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

6.4           Reconciliation of Current Assets and Current Liabilities.

(a)           Set forth on Section 6.4 of the Sellers Disclosure Schedule is a pro-forma schedule of current assets and current liabilities of the Target Companies and their Subsidiaries at July 31, 2011.  As soon as reasonably practicable following the Closing, and in any event within 30 calendar days thereof, Parent Seller shall prepare and deliver to Purchaser an updated Section 6.4 of the Sellers Disclosure Schedule as of the close of business on August 31, 2011, with cooperation and assistance of Purchaser.  Section 6.4 of the Sellers Disclosure Schedule sets forth, in reasonable detail, all prepaid assets and deposits of the Target Companies and their Subsidiaries (“Pre-Closing Prepaid Assets and Deposits”), all cash and cash equivalents (“Pre-Closing Cash Balances”), accounts receivables, unbilled accounts receivable and Tax receivables relating to periods prior to the Closing Date (such accounts receivables and Tax receivables, the “Pre-Closing Receivables”) (collectively, “Pre-Closing Current Assets”).  Section 6.4 of the Sellers Disclosure Schedule sets forth the Pre-Closing Current Assets that shall be assumed by Purchaser (“Assumed Current Assets”). Section 6.4 of the Sellers Disclosure Schedule further sets forth, in reasonable detail, all current payables, current liabilities and other current obligations, including Taxes, of the Target Companies and their Subsidiaries, including accrued payroll and payroll Taxes (the “Pre-Closing Current Liabilities”).

(b)           Following the Closing, Sellers shall be solely responsible for the prompt payment of all Pre-Closing Current Liabilities in a manner consistent with the payment of accounts payable by the Target Companies and their Subsidiaries in the Ordinary Course of Business prior to the Closing and any Taxes attributable to repatriation of cash held by Foreign Taxpayers, or collected on Pre-Closing Current Assets and repatriated by Foreign Taxpayers, and Taxes withheld and paid by Foreign Taxpayers to non-U.S. jurisdictions relating to repatriation of cash held or collected on Pre-Closing Current Assets.  Purchaser shall cause the Target Companies and their Subsidiaries to cooperate and assist Sellers in connection with such payments and shall cooperate in good faith to minimize applicable taxes on withholding and on repatriated funds, including utilization of foreign tax credits to the extent utilization of foreign tax credits is not limited by applicable law and regulation.  Pre-Closing Current Liabilities and such Taxes shall be settled by utilizing (a) Pre-Closing Cash Balances; (b) the value of the Assumed Current Assets reflected on the updated Section 6.4 of the Sellers Disclosure Schedule; and (c) cash collections related to the remaining Pre-Closing Current Assets, and any deficiency shall be paid by Parent Seller. Purchaser, the Target Companies and their Subsidiaries shall promptly remit to Parent Seller for payment on behalf of the applicable Target Company or Target Company Subsidiary all invoices relating to Pre-Closing Current Liabilities.  Upon settlement of all Pre-Closing Current Liabilities that are reflected on the updated Section 6.4 of the Sellers Disclosure Schedule.  Purchaser shall cause the US Target to remit to Parent Seller all cash collections exceeding such amount and such Taxes within twenty (20) Business Days of the end of the month during which such amount is received.

(c)           Following the Closing and for a period of one hundred twenty (120) days thereafter (the “Receivables Collections Period”), all Pre-Closing Receivables shall be collected by the Target Companies and their Subsidiaries in the Ordinary Course of Business of the Target Companies and their Subsidiaries on behalf of Sellers which shall not obligate Purchaser or the Target Companies or their Subsidiaries to pursue litigation except to the extent Sellers or the Target Companies prior to Closing would ordinarily pursue such litigation in the Ordinary Course of Business of the Target Companies and their Subsidiaries.  Following the expiration of the Receivables Collections Period, Purchaser and Sellers may mutually agree to extend the Receivables Collections Period in sixty (60) day increments (the “Extension Periods”). During any Extension Periods, Purchaser, the Target Companies and their Subsidiaries shall make commercially reasonable efforts to collect the Pre-Closing Receivables. On the fifth (5th) Business Day following the end of the Receivable Collections Period and any subsequent Extension Periods, Purchaser shall deliver to Parent Seller by wire transfer any remaining portion of the Outstanding Receivables that has been collected by the Target Companies and their Subsidiaries but not yet remitted to Parent Seller and as of such date, Purchaser shall cause the Target Companies and their Subsidiaries to assign all Pre-Closing Receivables to Sellers and shall make available to Sellers all Records relating thereto.  If at any time following the expiration of the Receivables Collections Period and any subsequent Extension Periods an amount is remitted to the Target Companies and their Subsidiaries as payment for any Outstanding Receivables, the Purchaser shall deliver such amount to Parent Seller by wire transfer within five (5) Business Days of the end of the month during which such amount is received.

(d)           Each of Parent Seller and Purchaser shall cooperate and provide access to such data and other financial information as is reasonably required to prepare their respective financial statements in a timely manner for filing with their Quarterly Reports on Form 10-Q for the quarter ending September 30, 2011 with the U.S. Securities and Exchange Commission.

6.5           Further Assurances.  At the request and the sole expense of the requesting party, Purchaser or Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Purchaser or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement or the Ancillary Agreements, as applicable, in the most expeditious manner practicable.  Without limiting the foregoing, upon Purchaser’s request, Sellers shall promptly provide Purchaser with all Records owned or controlled by Sellers to the extent that they are related to the Target Companies or any of their Subsidiaries.  In the case of such Records to be delivered to Purchaser that are maintained in electronic format, such Records shall be delivered in an electronic format reasonably requested by Purchaser to the extent practicable.

ARTICLE VII.
TAX MATTERS

7.1           Indemnification for Tax Obligations.

(a)           From and after the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Damages arising out of or in connection with: (i) any Taxes payable by any Taxpayer with respect to any

Pre-Closing Tax Period and the portion of the Straddle Period that ends on the Closing Date (for the avoidance of doubt, which shall be determined for all purposes under this Agreement by attributing any Transaction Related Expenses to the Pre-Closing Tax Period), (ii) any liability of any Taxpayer for Taxes of any other Person which Taxes relate to an event or transaction occurring in a Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date (for example, by reason of transferee or successor liability, application of Treasury Regulation Section 1.1502-6 or any other law, by contract or otherwise), (iii) any breach of or inaccuracy in any representation or warranty made in Section 4.14 or Section 4.22(b)(xvii), (iv) any Taxes of the Sellers (including, without limitation, Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Target Companies and their Subsidiaries) for any taxable period, (v) any breach of any covenant contained in this ARTICLE VII, and (vi) any Transfer Taxes for which Seller is liable pursuant to Section 7.5 hereof; provided, that Sellers shall not indemnify the Purchaser Indemnified Parties for any Taxes incurred by a Taxpayer in a Pre-Closing Tax Period or the portion of the Straddle Period that ends on the Closing Date solely by reason of (x) any transaction undertaken by Purchaser on the Closing Date that is not in the ordinary course of business or (y) any Section 338 election made by the Purchaser.

(b)           In the event that the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Section 7.1, Purchaser shall promptly give written notice to Sellers.  Sellers shall pay in full the amount due to the relevant Purchaser Indemnified Party under Section 7.1(a) in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written notice is provided by the Purchaser.

7.2           Allocation of Straddle Period Taxes.  In the case of any Straddle Period, the amount of any Taxes that are allocable to the period that ends on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.

7.3           Cooperation.  After the Closing, Sellers shall (and shall cause their Affiliates to) and Purchaser shall (and shall cause its Affiliates to) (a) assist the other party in preparing any Tax Return or reports that relate to any Taxpayer; (b) cooperate in preparing for any audits of or disputes with Taxing Authorities regarding any Tax Returns of any Taxpayer or in connection with any other matter relating to Taxes of any Taxpayer; and (c) make available to the other and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes (and Tax attributes) of any Taxpayer.

7.4           Tax Returns.

(a)           Sellers shall prepare and file, or cause to be prepared and filed, (i) all Tax Returns of Sellers and (ii) all Tax Returns required to be filed by or with respect to the Taxpayers on or prior to the Closing Date, and Sellers shall pay or cause to be paid all Taxes payable with respect to such Tax Returns.  Except as otherwise required by applicable law, all such Tax Returns shall be prepared in a manner consistent with past practice of the Taxpayers.

(b)           Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Taxpayers after the Closing Date for Pre-Closing Tax Periods, other than Tax Returns of Sellers.  Except as otherwise required by applicable law, all such Tax Returns shall be prepared in a manner consistent with past practice of the Taxpayers.  Purchaser shall deliver drafts of any such Tax Returns to Sellers at least ten (10) days prior to the due date for filing such Tax Returns (after giving effect to lawful extensions of time to file) and shall consider in good faith any revisions to such Tax Returns as are reasonably requested by Sellers.

(c)           Purchaser shall prepare or cause to be prepared and filed all Tax Returns required to be filed by or with respect to the Taxpayers for all Straddle Periods.  Except as otherwise required by applicable law, all such Tax Returns shall be prepared in a manner consistent with past practice of the Taxpayers.  Purchaser shall deliver drafts of any such Tax Returns to Sellers at least ten (10) days prior to the due date for filing such Tax Returns (after giving effect to lawful extensions of time to file) and shall consider in good faith any revisions to such Tax Returns as are reasonably requested by Sellers to the extent such revisions relate to or affect Taxes attributable to the portion of the Straddle Period that ends on the Closing Date (as determined pursuant to Section 7.2).

(d)           Sellers shall pay to Purchaser the Taxes of the Taxpayers for all Pre-Closing Tax Periods in respect of any Tax Returns of the Taxpayers for which Purchaser files or causes to be filed pursuant to Section 7.4(b) at least two (2) Business Days prior to the due date for filing (after giving effect to lawful extensions of time to file) any such Tax Return.  Sellers shall pay to Purchaser Sellers’ allocable share of the Taxes of the Taxpayers through and including the Closing Date (as determined under Section 7.2) in respect of any Straddle Period Tax Returns (for the avoidance of doubt, which shall be determined for all purposes under this Agreement by attributing any Transaction Related Expenses to the Pre-Closing Tax Period) of the Taxpayers for which Purchaser files or causes to be filed pursuant to Section 7.4(c) at least two (2) Business Days prior to the due date for filing (after giving effect to lawful extensions of time to file) any such Tax Return.  Notwithstanding the two preceding sentences, Sellers shall not be liable for any Taxes incurred by a Taxpayer in a Pre-Closing Tax Period or the portion of the Straddle Period that ends on the Closing Date solely by reason of (i) any transaction undertaken by Purchaser on the Closing Date that is not in the ordinary course of business or (ii) any Section 338 election made by the Purchaser.

7.5           Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred in connection with the purchase and sale of the Units shall be paid by Sellers when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  If required by applicable law, the other party will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  Sellers or Purchaser, as the case may be, shall use its reasonable best efforts to make such Tax Returns available for review sufficiently in advance of the due date for the filing of such Tax Returns to provide such other party with a meaningful opportunity to analyze and comment on such Tax Return before filing.  The party filing such Tax

Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by the other party, subject to the consent of the party filing the returns, which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this Agreement, “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added and other substantially similar Taxes and fees (including any penalties and interest).

7.6           Tax Contests.  Purchaser and Sellers shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, or audits that relate to Taxes for a Pre-Closing Tax Period or Straddle Period with respect to which Sellers may be liable under this Agreement (“Tax Contest Claim”); provided that no failure or delay by Purchaser to give Sellers notice of a Tax Contest Claim shall reduce or otherwise affect the obligations of Seller to indemnify Purchaser Indemnified Parties for any Damages arising out of such Tax Contest Claim, unless such failure or delay materially impairs the ability of Sellers to defend such Tax Contest Claim.  With respect to a Tax Contest Claim that relates solely to a Pre-Closing Period, Sellers shall have the right to control the conduct of such claim if Sellers provide Purchaser with written notice of their election to control such claim within twenty (20) days of receipt of notice thereof (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of Purchaser to defend such Tax Contest Claim) (any such claim, a “Sellers Tax Contest Claim”); provided that: (a) Sellers shall keep Purchaser informed regarding the progress and substantive aspects of any Sellers Tax Contest Claim, (b) Purchaser shall be entitled (at its expense) to participate in any Sellers Tax Contest Claim and (c) Sellers shall not compromise or settle any Sellers Tax Contest Claim without Purchaser’s written consent which shall not be unreasonably withheld, unless the sole consequence of such compromise or settlement is the payment of a fixed amount of monetary damages that shall be borne by Sellers pursuant to Section 7.1.  If Sellers do not elect to control a Tax Contest Claim that relates solely to the Pre-Closing Tax Period, Purchaser shall be entitled to control such claim. With respect to any Tax Contest Claim that does not relate solely to a Pre-Closing Tax Period, Purchaser and Sellers shall jointly control the conduct of such claim and shall fully cooperate in all respects.

7.7           Tax Sharing Agreements.  Effective as of the Closing, without any further action on the part of any party hereto or any of their Affiliates, any Tax allocation or sharing agreements or arrangements between any of the Target Companies and their Subsidiaries, on the one hand, and Sellers or any of their Affiliates (excluding the Target Companies and their Subsidiaries), on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

7.8           Tax Elections.  Except as otherwise required under applicable law, Purchaser shall not, without the prior written consent of Parent Seller, make any Tax election after the Closing Date that would result in an increase in any Taxes in a Pre-Closing Tax Period of the Sellers or a Taxpayer, except that Purchaser shall be permitted to make any such Tax election if it agrees in writing that it shall be solely responsible for such increase in Taxes.  Notwithstanding the foregoing or any other provision in this Agreement, Purchaser in its sole discretion may make or cause to be made, at any time after the Closing Date, one or more Section 338 elections with respect to any of the Taxpayers.

7.9           Conflict.  To the extent there is any conflict between the provisions of this ARTICLE VII and ARTICLE VIII, the provisions of this ARTICLE VII will control.

ARTICLE VIII.
INDEMNIFICATION

8.1           Survival.

(a)           Each representation and warranty contained herein will survive the Closing and continue in full force and effect for six (6) months after the Closing Date (the “General Survival Expiration Date”); provided, however, that the representations and warranties set forth in Section 4.14 (Taxes) or Section 4.22(b)(xvii) (Taxes) will survive the Closing and continue in full force and effect until ninety (90) days after the expiration of all applicable statutes of limitations (after giving effect to any extension or waivers thereof) and (b) any covenant contained in this Agreement will survive until such covenant is performed.  Subject to Section 8.1(b) hereof, no claim for breach of any representation or warranty contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the General Survival Expiration Date (or, if applicable, the date set forth in the proviso to the preceding sentence).

(b)           Notwithstanding the foregoing, any claim for indemnification pursuant to subsection (d) of Section 8.2 may be made by Purchaser at any time for two (2) years after the Closing Date (the “Litigation Survival Expiration Date”).  No claim for indemnification pursuant to subsection (d) of Section 8.2 may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the Litigation Survival Expiration Date.

8.2           Purchaser Indemnified Parties.  Subject to Section 8.2 of the Sellers Disclosure Schedule and Section 8.4, from and after the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser and its Subsidiaries (including the Target Companies and their Subsidiaries) and each of their respective shareholders, members, partners, Affiliates, employees, directors and officers (and, with respect to subsection (d) of this Section 8.2, each of their respective customers and agents) (collectively, the “Purchaser Indemnified Parties”) for any and all Damages incurred by the Purchaser Indemnified Parties to the extent based upon, arising out of or related to (a) subject to the limitations set forth in the last sentence of this Section 8.2, any breach of any representation or warranty Sellers have made in this Agreement or any inaccuracy of any such representation or warranty, (b) any breach, violation or default by Sellers of any covenant, agreement or obligation (other than any representation or warranty) of Sellers in this Agreement, (c) the Akamai Litigation; provided, however, that Sellers shall have no obligation under this Section 8.2 to indemnify any Purchaser Indemnified Parties, or any of their respective customers and agents, for Damages that solely relate to the use of Intellectual Property by the Purchaser Indemnified Parties and any of their respective customers and agents after the Closing, (d) any and all third-party Actions brought against the Target Companies or their Subsidiaries relating to or arising from the business and operations of the Target Companies or their Subsidiaries prior to the Closing Date and (e) the EyeWonder Europe Claim.  In the event that the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Section 8.2, Purchaser shall promptly give written notice of such claim to Sellers.  Notwithstanding the foregoing, the Purchaser Indemnified Parties shall not be entitled to indemnification with respect to the Damages incurred by the Purchaser Indemnified Parties as a result of NPE Claims.  “NPE Claim” means an Action asserted, commenced, filed or threatened against one or more Purchaser Indemnified Parties by an NPE (which Action is substantially similar to an Action asserted, commenced, filed or threatened against other Persons by the NPE); provided that such Action does not result from the occurrence of a breach, warranty, inaccuracy, violation or default as referenced in subsection (a) of this Section 8.2.  “NPE” means a Person that (i) acquires patents from third parties with no intention of practicing (i.e., manufacturing, using, researching or developing) any inventions or technology related to claims in such patents and (ii) derives its revenues primarily from these settlement and/or license payments.

8.3           Seller Indemnified Parties.  Subject to Section 8.4, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Parent Seller and its stockholders, Affiliates (but not including the Target Companies and their Subsidiaries), employees, directors and officers (collectively, the “Seller Indemnified Parties”) for any and all Damages incurred by the Seller Indemnified Parties to the extent based upon, arising out of or related to (a) any breach of any representation or warranty Purchaser has made in this Agreement or any inaccuracy of any such representation or warranty; (b) any breach, violation or default by Purchaser of any covenant, agreement or obligation (other than any representation or warranty) of Purchaser in this Agreement; or (c) any Action or claim asserted, commenced or filed, which arises solely out of the Purchaser’s conduct of the business of the Target Companies or their Subsidiaries after the Closing Date.

8.4           Limitations on Indemnification Liability.  Any claims made under this ARTICLE VIII (other than under subsections (b), (c) and (e) of Section 8.2 as provided herein) will be limited as follows:

(a)           Indemnification Cap.  Notwithstanding any provision hereof to the contrary, the aggregate amount of all Damages incurred by an Indemnified Party for which such Purchaser Indemnified Party is entitled to indemnification pursuant to Section 8.2 or for which such Seller Indemnified Party is entitled to indemnification pursuant to Section 8.3 will not exceed $6,600,000; provided that for the avoidance of doubt no such limitation shall apply in respect of Damages as a result of, arising out of or relating to Damages (i) for which indemnification is provided in Section 7.1 (Indemnification for Tax Obligations), or (ii) for which indemnification is provided in sub-sections (b), (c) or (e) of Section 8.2, which indemnifiable Damages, when taken together with all other indemnifiable Damages, shall not exceed an amount equal to the Purchase Price.

(b)           Claims Basket.  An Indemnified Party shall only be entitled to indemnification pursuant to Section 8.2 or Section 8.3 for breach of representation or warranty to the extent the aggregate amount of all Damages incurred by such Indemnified Party for which such Indemnified Party is entitled to indemnification pursuant to such Section exceeds $660,000 (the “Basket Amount”), at which point an Indemnified Party shall be entitled to indemnification for all Damages (including all Damages incurred prior to exceeding the Basket Amount); provided, however, that, in no event shall an Indemnifying Party be required to indemnify any Indemnified Parties for any claim arising out of, or in connection with Section 8.2(a) hereunder for which the amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to such claim is less than $25,000 (the “Sub Basket Amount”).  For the avoidance of doubt, neither the Basket Amount or the Sub Basket Amount limitation shall apply in respect of Damages as a result of, arising out of or relating to Damages (i) for which indemnification is provided in Section 7.1 (Indemnification for Tax Obligations), or (ii) for which indemnification is provided in sub-sections (b), (c) or (e) of Section 8.2.

8.5           Indemnification Sole and Exclusive Remedy.  The indemnification provided for in this ARTICLE VIII and in ARTICLE VII shall be the sole and exclusive remedy for damages (whether direct or by way of contribution) available to any Indemnified Party for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim, or action arising from this Agreement, other than actions for fraud and actions to enforce the specific performance of the covenants set forth herein.

8.6           Claims and Procedures.  If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Indemnified Party, then such Indemnified Party will promptly give notice to the Indemnifying Party.  Failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party (or affect the rights of the Indemnified Party to indemnification hereunder with respect to such Indemnification Claim), except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.  An Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Action brought by a third party subject to any such Indemnification Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party and to settle or compromise any such Action; provided that the Indemnifying Party will not approve of the entry of any judgment, or enter into any settlement or compromise, without the Indemnified Party’s prior written approval (which must not be unreasonably withheld, conditioned or delayed).  If the Indemnified Party gives an Indemnifying Party notice of an Indemnification Claim brought by a third party and the Indemnifying Party does not, within twenty (20) calendar days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assume such defense, then the Indemnified Party against which such Action or Actions has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Action or Actions and the Indemnifying Party shall have the right to participate therein at its own cost and the Indemnifying Party will be bound by any judicial determination made with respect to the Action or Actions subject to such Indemnification Claim or any compromise or settlement of the Action or Actions subject to such Indemnification Claim effected by the Indemnified Party.  A claim for any matter not involving a third party may be asserted by written notice to the Person from whom indemnification is sought; provided that any Indemnification Claim in respect of any actual or alleged breach or inaccuracy of representation, warranty, covenant or agreement contained herein must be asserted in accordance with the applicable time period provided for in Section 8.1.

8.7           Materiality Qualifiers.  For purposes of calculating the amount of any Damages pursuant to ARTICLE VII or ARTICLE VIII, incurred, arising out of or related to the failure of any representations or warranties to be true and correct or the breach of any covenants and agreements, references to “Material Adverse Effect” or other materiality qualifiers (or correlative terms) shall be disregarded.

8.8           Tax Treatment.  All amounts paid with respect to indemnity claims under this Agreement (including pursuant to ARTICLE VII) shall be treated by the parties hereto for all federal, state, local and foreign income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable law, and the parties agree to file their Tax Returns accordingly.

8.9           Release.  From and after the Closing, Sellers shall not have any right of contribution or indemnification against the Target Companies or any of their Subsidiaries and shall otherwise hold the Target Companies and their Subsidiaries harmless for any amounts paid to any Purchaser Indemnified Party as a result of any claim arising from or relating to a breach by Sellers of any of their representations, warranties, covenants or other agreements contained herein.  Notwithstanding the foregoing, it is understood and agreed that Sellers have made certain claims in respect of the purchase by Parent Seller of US Target Units pursuant to the terms of the US Target Agreement and Plan of Merger and that any such rights Sellers may have against the former stockholders of US Target shall be unaffected by this Agreement, including this Section 8.9.  Effective as of the Closing, Sellers, on their own behalf and on behalf of each of their past, present and future Affiliates, beneficiaries and assigns (“Related Persons”), hereby releases and forever discharges each Target Company and each of its past, present and future Affiliates, Subsidiaries, stockholders, members, successors and assigns, and their respective officers, directors and employees (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities (collectively, “Claims”) under or relating to the Units, the Target Companies, the Subsidiaries of the Target Companies or their respective predecessors in interest (including, without limitation, any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement), whether known or unknown, suspected or unsuspected, both at law and in equity, which Sellers or any of their Related Persons now has, has ever had or hereafter has against the respective Releasees; provided, however, that (i) Sellers do not release any Claims arising out of, relating to, in connection with, caused by, or by virtue of, any breach by Purchaser of, or any obligation of Purchaser under, any provision of this Agreement, the Transition Services Agreement and the Space Sharing Agreements, including any claim for indemnification pursuant to this Agreement; and (ii) Sellers do not release any claims against the Company Stockholders (as defined in the US Target Agreement and Plan of Merger) arising out of, relating to, in connection with, caused by, or by virtue of, any breach by US Target under any provision of the US Target Agreement and Plan of Merger.  Sellers have provided Purchaser with a complete list of all claims previously made by Seller under the US Target Agreement and Plan of Merger and Sellers shall promptly notify Purchaser in writing prior to making any such claim following the date hereof.

ARTICLE IX.
MISCELLANEOUS

9.1           Waiver.  Any term or provision of this Agreement may be waived in writing, or the time for its performance may be extended in writing, by the party entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.2           Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person (provided that if delivered outside business hours, such delivery shall be deemed to have occurred at the start of the next Business Day), (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested (with postage prepaid), (iii) when delivered by FedEx or other nationally recognized overnight delivery service (with postage prepaid), or (iv) when delivered by telecopy with transmission confirmation (provided that if delivered outside business hours, such delivery shall be deemed to have occurred at the start of the next Business Day), in each case addressed as follows:

(a)           If to Purchaser, to:

c/o DC FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039
Attention:  Chief Financial Officer
Telephone No.: (972) 581-2000
Facsimile No.: (972) 581-2100

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Attention:      William P. O’Neill
Telephone No.: (202) 637-2200
Facsimile No.: (202) 637-2201

(b)           If to Sellers, to:

c/o Limelight Networks, Inc.

Attention: Phil Maynard, Senior Vice President & Chief Legal Officer

222 S. Mill Avenue, 8th Floor

Tempe, AZ 85281

Telephone No.: (602) 850-4815

Facsimile No.: (602) 850-4915

with a copy (which shall not constitute notice) to:

Wilson, Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Mark Reinstra

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

or to such other address or addresses as the parties may from time to time designate in writing.  Copies delivered solely to outside counsel shall not constitute notice.

9.3           Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties.  Notwithstanding the foregoing, Purchaser may, in its sole discretion, assign this Agreement and any or all rights, or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Units and Purchaser’s rights to seek indemnification hereunder) to any Affiliate, or to any lender of Purchaser as collateral security; provided that no assignment to a lender shall relieve Purchaser from any obligations hereunder; provided further that upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to such assignee unless the context otherwise requires.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.4           Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

9.5           Expenses.  Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.  Notwithstanding anything to the contrary herein, (i) if the lessor or licensor under any lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement or the Space Sharing Agreements, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Purchaser shall be solely responsible for making all such payments or providing all such additional security, and (ii) all costs of notarization in Germany shall be borne by Purchaser.

9.6           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and in the case of appeals, and applicable appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any such court, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7                                 Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic “pdf” signature shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.8                                 Construction.

(a)                                  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the disclosure letters and Annexes hereto; (iv) the terms “Article,” “Exhibit,” “Section”, “paragraph,” “clause” and “Annex” refer to the specified Article, Exhibit, Section, paragraph, clause or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)                                  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)                                    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)                                 References to “$” shall mean U.S. dollars.

(h)                                 Provisions shall apply, when appropriate, to successive events and transactions.

(i)                                     A reference to any Person includes such Person’s successors and permitted assigns.

(j)                                     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

9.9                                 Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement) and the Ancillary Agreements constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Ancillary Agreements.

9.10                           Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, which makes reference to this Agreement, executed by Purchaser and Parent Seller.

9.11                           Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of Purchaser and Seller, which approval shall not be unreasonably withheld and such press release or other public communications shall disclose the Purchase Price and the Transaction Escrow Amount;

provided, however, Purchaser shall have no obligation under this Section 9.11 to obtain the prior approval of Seller for any internal communications made to the employees of Purchaser or any of its Subsidiaries or for any nonpublic communications made by Purchaser or any of its Subsidiaries to the clients or providers of Purchaser and its Subsidiaries.

9.12                           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

9.13                           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)                                  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

(b)                                 The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to this Agreement and/or any understandings or prior dealings between the parties hereto.  The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

9.14                           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

DG FASTCHANNEL, INC.

By:	/s/ Omar A. Choucair
	Name:	Omar A. Choucair
	Title:	Chief Financial Officer

SELLERS:

LIMELIGHT NETWORKS, INC.

By:	/s/ Jeffrey W. Lunsford
	Name:	Jeffrey W. Lunsford
	Title:	Chief Executive Officer

LIMELIGHT NETWORKS GERMANY, GMBH

By:	/s/ Jeffrey W. Lunsford
	Name:	Jeffrey W. Lunsford
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]